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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Hollinger International Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

712 Fifth Avenue • New York, New York 10019
NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
      PLEASE TAKE NOTICE that the 2005 Annual Meeting of Stockholders of HOLLINGER INTERNATIONAL INC. (the “Company”) will be held at 11:00 a.m., Tuesday, January 24, 2006 at The St. Regis Hotel, Two East 55th Street, New York, NY 10022, for the following purposes:

1. To elect a Board of Directors; and

2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
      Only the holders of record of Class A and Class B Common Stock at the close of business on December 5, 2005 (the “Record Date”) are entitled to vote at the meeting. Each stockholder is entitled to one vote for each share of Class A Common Stock held on the Record Date. Each stockholder is entitled to ten votes for each share of Class B Common Stock held on the Record Date.
      This 2005 Annual Meeting of Stockholders will be considered an annual meeting for both 2004 and 2005 in order to fulfill the requirements of the New York Stock Exchange.
      To gain admission to the 2005 Annual Meeting of Stockholders, you will need to show that you are a stockholder of the Company. If your shares are registered in your name and you plan to attend the 2005 Annual Meeting of Stockholders, please retain and bring the bottom portion of the accompanying proxy card as your admission ticket. If your shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement. All stockholders will be required to show valid picture identification. If you do not have valid picture identification and either an admission ticket or proof that you own Company stock, you will not be admitted to the 2005 Annual Meeting of Stockholders. Packages and bags will be inspected and they may have to be checked, among other security measures that may be used for the security of those attending the 2005 Annual Meeting of Stockholders. Please arrive early enough to allow yourself adequate time to clear security.

By order of the Board of Directors
James R. Van Horn
Vice President
General Counsel and Secretary
December 27, 2005
New York, New York
      The presence in person and/or by proxy of the holders of outstanding shares of stock that have one-third of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. If you do not expect to be physically present at the meeting, you may be considered present by proxy. Proxies for shares of stock may be submitted by executing the accompanying proxy form and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States, or by electronically submitting your proxy voting instructions by telephone or via the Internet. Instructions for the electronic submission of proxies by telephone or via the Internet are attached to the accompanying proxy form.

2005 ANNUAL MEETING OF STOCKHOLDERS OF
712 Fifth Avenue • New York, New York 10019
TO BE HELD ON JANUARY 24, 2006
PROXY STATEMENT
       The accompanying proxy is being solicited by the Board of Directors of Hollinger International Inc. (the “Company”) for use at the forthcoming 2005 Annual Meeting of Stockholders. Each stockholder giving such a proxy has the power to revoke the same at any time before it is voted by so notifying the Secretary of the Company in writing. All direct and indirect expenses in connection with the solicitation will be borne by the Company. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about December 27, 2005. Proxies may be solicited by officers, directors and employees of the Company personally, by mail, or by telephone or other electronic means. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding the proxy materials to beneficial owners of the Company’s stock.
      The Company has two classes of securities outstanding and entitled to vote at the 2005 Annual Meeting of Stockholders, its Class A common stock, par value $.01 per share (“Class A Common Stock”), and its Class B common stock, par value $.01 per share (“Class B Common Stock”). At the close of business on December 5, 2005, the Record Date for determining stockholders entitled to notice of and to vote at the meeting, the Company had 75,687,055 issued and outstanding shares of Class A Common Stock (excluding 12,320,967 treasury shares not entitled to vote) and 14,990,000 issued and outstanding shares of Class B Common Stock. Each outstanding share of Class A Common Stock is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding share of Class B Common Stock is entitled to ten votes with respect to each matter to be voted on at the meeting. Class A Common Stock and Class B Common Stock vote together as a single class with respect to all matters submitted to a vote of the stockholders.
      The presence at the meeting, in person or by proxy, of the holders of outstanding shares of stock that have one-third of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. In accordance with Delaware law, abstentions and “broker non-votes” (if any) will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for the proposal to elect directors and, therefore, will not affect the outcome of the vote on that proposal. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. For any other business that properly comes before the meeting, abstentions and broker non-votes (if any) will have the effect of a vote against the matter being considered. If a quorum is present, directors shall be elected by a plurality of the votes cast of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. The affirmative vote of a majority in voting interest of shares present in person or by proxy at the meeting and entitled to vote on the subject matter thereof is required for any other business that properly comes before the meeting. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is obtained. The presence at the meeting, in person or by proxy, of Hollinger Inc., which controls approximately 66.8% of the combined voting power of both classes of Common Stock, is required in order for there to be a quorum at the 2005 Annual Meeting of Stockholders.

2004 AND 2005 ANNUAL MEETINGS
      The Company’s bylaws and the rules of the New York Stock Exchange (the “NYSE”) require the Company to have an annual meeting of stockholders each year. Historically, the Company has held its annual meetings in May. However, the Company did not file its Annual Report on Form 10-K for the year ended December 31, 2003 until January 18, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004 until November 3, 2005 and, therefore, the Company did not until that time satisfy the requirements under the Securities Exchange Act of 1934 (the “Exchange Act”), which requires current audited financial statements of the Company for the most current completed fiscal year to be available in order to have an annual meeting for which proxies are solicited for the election of directors. This 2005 Annual Meeting of Stockholders will be considered an annual meeting for both 2004 and 2005 in order to fulfill the requirements of the NYSE.
PROPOSAL 1
ELECTION OF DIRECTORS
      Properly executed proxies will be voted as marked, and if not marked, will be voted FOR the election of the persons named below as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has determined that, until changed by the Board of Directors, the Board of Directors shall consist of seven directors as of the election of the directors at the 2005 Annual Meeting of Stockholders. If any nominee does not remain a candidate at the time of the meeting (a situation that management does not anticipate), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substitute nominees designated by the Board of Directors. If there is no such substitute, the size of the Board will be reduced automatically to eliminate the vacancy.

Served as a
		Director	Principal Occupations
		Continuously	During the Last Five Years;
Name	Age	Since	Other Directorships and Activities

John F. Bard	64	—	Bard served as Chief Financial Officer of Wm. Wrigley Jr. Company, a major producer, marketer and distributor of chewing gum, from 1990 to 2000. Bard also held the position of Executive Vice President at Wm. Wrigley Jr. Company from 1999 to 2000, and from 1990 to 1999, Bard was Senior Vice President. Prior thereto, Bard was Executive Vice President and later President of Tambrands, Inc., a manufacturer of personal hygiene products. Bard began his business career in 1963 in financial management with The Procter & Gamble Company, a diversified producer, manufacturer and distributor of branded products. Bard is also a director of Weight Watchers International, Inc. and Wm. Wrigley Jr. Company, both of which are United States public reporting companies.

		Served as a
		Director	Principal Occupations
		Continuously	During the Last Five Years;
Name	Age	Since	Other Directorships and Activities

Cyrus F. Freidheim, Jr.	70	October 2005	Freidheim has served as a director since October 25, 2005. Freidheim has been Chairman of Old Harbour Partners, a private investment firm he founded, since 2004. From 2002 to 2004, Freidheim was Chairman, President and Chief Executive Office of Chiquita Brands International Inc., a major producer, marketer and distributor of fresh produce. From 1990 to 2002, Freidheim was Vice Chairman and Senior Vice President at Booz Allen & Hamilton International, a management consulting firm, in Chicago, Illinois, having joined Booz Allen & Hamilton International in 1966. Freidheim currently serves as a director of Allegheny Energy Inc., HSBC Finance Corporation and SITEL Corporation, all of which are United States public reporting companies.
John M. O’Brien	63	August 2005	O’Brien served as the Chief Financial Officer of The New York Times Company, a major newspaper publisher, from 1998 to 2001. O’Brien joined The New York Times Company in 1960. He served in positions of increasing responsibility in the accounting and finance areas before being named a Vice President in 1980 and following that held several senior executive positions in the operations, finance and labor relations areas, including Senior Vice President for Operations, Deputy General Manager for the New York Times newspaper and Deputy Manager of The New York Times Company.
Gordon A. Paris	52	May 2003	Paris was appointed Interim Chairman in January 2004 and as Interim President and Chief Executive Officer in November 2003. On January 26, 2005, the Board of Directors eliminated the word “Interim” from Paris’ titles. Paris is also a Managing Director and Head of the Media and Telecommunications and Restructuring Groups at Berenson & Company, a private investment bank. As of January 1, 2006, Paris’ title at Berenson & Company will be Advisory Director. Prior to joining Berenson & Company in February 2002, Paris was Head of Investment Banking at TD Securities (USA) Inc., an investment bank subsidiary of The Toronto-Dominion Bank. Paris joined TD Securities (USA) Inc. as Managing Director and Group Head of High Yield Origination and Capital Markets in March 1996 and became a Senior Vice President of The Toronto-Dominion Bank in 2000.

		Served as a
		Director	Principal Occupations
		Continuously	During the Last Five Years;
Name	Age	Since	Other Directorships and Activities

Graham W. Savage	56	July 2003	Savage served for 21 years, seven years as the Chief Financial Officer, at Rogers Communications Inc., a major Toronto-based media and communications company. Savage currently serves as Chairman of Callisto Capital LP, a merchant banking firm based in Toronto, and as a director and a member of the audit committee of Canadian Tire Corporation, Limited. Savage is also a director and chairman of the audit committee of Royal Group Technologies Limited. All of the above companies are Canadian public reporting companies.
Raymond G.H. Seitz	65	July 2003	Seitz served as Vice Chairman of Lehman Brothers (Europe), an investment bank, from April 1995 to April 2003, following his retirement as the American Ambassador to the Court of St. James from 1991 to 1995. From 1989 to 1991, Seitz was Assistant Secretary of State for Europe and Canada. Seitz currently serves as a director of The Chubb Corporation and PCCW Limited, both of which are United States public reporting companies.
Raymond S. Troubh	79	—	Troubh has been a financial consultant since prior to 1989, and has been a non-executive director of more than 25 public companies. He is a former Governor of the American Stock Exchange and a former general partner of Lazard Frères & Co., an investment banking firm. Troubh is a director of Diamond Offshore Drilling, Inc., General American Investors Company, Gentiva Health Services, Inc., Portland General Electric Company and Triarc Companies, Inc., all of which are United States public reporting companies. Troubh is Trustee of Petrie Stores Liquidating Trust.
Stockholder Approval Required
      At the 2005 Annual Meeting of Stockholders, directors shall be elected by a plurality of the votes cast of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. The stockholders of the Company are not entitled to vote cumulatively on the election of directors. The holders of Class A Common Stock and Class B Common Stock are entitled to vote in the election of directors and vote together as a single class.
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE
The Board of Directors and its Committees
      During fiscal year 2004, the Board of Directors held six meetings. No incumbent directors who were also directors during fiscal year 2004, attended fewer than 75% in the aggregate, of the meetings of the Board of Directors and the committees of which they were members, except Dr. Kissinger, who attended approximately 72% in the aggregate, of the meetings of the Board of Directors and the committees of which he was a member. All members of the Board of Directors, who are also nominees for election, are expected to attend the 2005 Annual Meeting of Stockholders, unless unusual circumstances would prevent such attendance. At the 2003 Annual Meeting of Stockholders, held on May 22, 2003, 11 members of the Board of Directors then elected were in attendance.
      The Board of Directors’ categorical standards of director independence are attached as Appendix A to this Proxy Statement. For the fiscal year 2004, the Board of Directors determined that Conrad M. Black (“Black”), Daniel W. Colson (“Colson”), Gordon A. Paris (“Paris”), Richard N. Perle (“Perle”), and Barbara Amiel Black (“Amiel Black”) did not meet these standards and were, therefore, not considered to be independent directors. All other directors were determined to be independent by the Board of Directors. Based on the foregoing, all members of the Audit, Compensation and Nominating & Governance Committees for the fiscal year 2004 were independent.
      The table below provides membership and meeting information for the standing committees, as well as the special committees, of the Board of Directors for the fiscal year 2004.

					Nominating &				Corporate Review		Special
Name	Audit		Compensation		Governance		Executive		Committee		Committee

Conrad M. Black							X
Richard R. Burt	X		X				X		X
Henry A. Kissinger					X	(C)			X
Shmuel Meitar									X
Gordon A. Paris									X	(C)	X	(C)
Richard N. Perle									X
Graham W. Savage	X	(FE)					X		X		X
Raymond G.H. Seitz					X		X	(C)	X		X
James R. Thompson	X	(C)	X	(C)			X		X
Meetings held in fiscal year 2004	7		3		1		5		14		42

(C)	Chairperson of the committee.

(FE)	Audit Committee financial expert.
      On June 2, 2005, Black and Amiel Black resigned from the Board of Directors. Richard R. Burt (“Burt”), Colson, Henry A. Kissinger (“Kissinger”), Shmuel Meitar (“Meitar”), Perle and James R. Thompson (“Thompson”) are not standing for re-election to the Board of Directors, and as a result, will no longer be members of their respective committees following the election of new directors at the 2005 Annual Meeting of Stockholders. Cyrus F. Freidheim, Jr. (“Freidheim”) and John M. O’Brien (“O’Brien”) were appointed to the Board of Directors on October 25, 2005 and August 4, 2005, respectively. The Board of Directors determined that Freidheim and O’Brien met, and that nominees John F. Bard (“Bard”) and Raymond S. Troubh (“Troubh”) meet, the Board of Directors’ standards of director independence and are, or will be, independent directors. Freidheim is a member of the Compensation Committee and O’Brien is a member of the Audit Committee.
      The Audit Committee acts under a written charter (the “Audit Committee Charter”). Under the Exchange Act, the Audit Committee Charter is required to be provided to stockholders every three fiscal years, unless amended earlier. The Audit Committee Charter is attached as Appendix B to this Proxy Statement and may also be viewed online on the Company’s website at www.hollingerintl.com under “Corporate Governance” in the “About the Company” section. The Audit Committee Charter is available in print to any stockholder who requests it. The members of the Audit Committee satisfy the independence requirements of the NYSE rules. The principal functions of the Audit Committee are to:

(i) exercise oversight of (a) the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, (d) the audit of the Company’s financial statements, and (e) the performance of the Company’s internal audit function and independent registered public accounting firm;

(ii) select, evaluate, compensate and where appropriate, recommend replacement of the independent registered public accounting firm, and oversee the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;

(iii) review in advance and grant any appropriate pre-approvals of all auditing services to be provided by the independent registered public accounting firm and all non-audit services to be provided by the independent registered public accounting firm, as permitted by applicable rules and regulations, and in connection therewith to approve all fees and other terms of engagement;

(iv) review and approve disclosures required to be included in the Securities and Exchange Commission (the “SEC”) periodic reports filed under the Exchange Act; and

(v) review the performance of the independent registered public accounting firm and the internal auditors on at least an annual basis.
      The Compensation Committee acts under a written charter (the “Compensation Committee Charter”), which may be viewed online on the Company’s website at www.hollingerintl.com under “Corporate Governance” in the “About the Company” section. The Compensation Committee Charter is available in print to any stockholder who requests it. The members of the Compensation Committee satisfy the independence requirements of the NYSE rules. The responsibilities and duties of the Compensation Committee are to:

(i) review from time to time and approve the overall compensation policies of the Company applicable to the Company’s executive officers;

(ii) review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer of the Company, evaluate the performance of the Chief Executive Officer in light of these goals and objectives, and set the compensation of the Chief Executive Officer based on the Compensation Committee’s evaluation and competitive compensation market data;

(iii) review and approve the compensation levels for the executive officers of the Company other than the Chief Executive Officer;

(iv) review, approve, administer and annually evaluate the Company’s compensation plans, equity-based plans and benefit plans or programs for executive officers and such other officers as the Compensation Committee deems appropriate, as well as establish individual targets and ranges under such plans or programs;

(v) review and approve equity-based grants to the Company’s executive officers and others; and

(vi) review, approve and at least annually evaluate the compensation and benefits for the Company’s non-employee directors.

      The Nominating & Governance Committee acts under a written charter, which may be viewed online on the Company’s website at www.hollingerintl.com under “Corporate Governance” in the “About the Company” section. The charter is also available in print to any stockholder who requests it. The members of the Nominating & Governance Committee satisfy the independence requirements of the NYSE rules. The principal functions of the Nominating & Governance Committee are to:

(i) identify individuals qualified to become Board members;

(ii) recommend the Board member nominees for the next annual meeting of stockholders;

(iii) develop and recommend to the Board from time to time Corporate Governance Guidelines and a Code of Business Conduct & Ethics applicable to the Company; and

(iv) develop and recommend to the Board a management succession plan, including, at a minimum, policies and principles for the selection and performance review, as well as policies for succession, of the Chief Executive Officer.
      When the Board of Directors decides to recruit a new member it seeks strong candidates who, ideally, meet all of its standards of director independence, and who are or were, senior executives or directors of large companies or who have significant backgrounds in media, publishing, printing or distribution activities that are related to the Company’s business. The Board of Directors will consider such strong candidates provided he or she possesses the following personal characteristics:

(i) high ethical standards and integrity in their personal and professional dealings;

(ii) a willingness to be accountable for their decisions as a member of the Board of Directors;

(iii) the ability to provide wise and thoughtful counsel on a broad range of issues;

(iv) a desire to interact with other members of the Board of Directors in a manner which encourages responsible, open, challenging and inspired discussion;

(v) a history of achievements which reflects high standards for themselves and others;

(vi) commitment to, and enthusiasm about, their performance for the Company as a member of the Board of Directors, both in absolute terms and relative to their peers; and

(vii) the courage to express views openly, even in the face of opposition.
      The Nominating & Governance Committee does not have a specific policy with respect to the consideration of any director candidates recommended by stockholders. The current Board of Directors and the Nominating & Governance Committee do not believe that such a policy is necessary as the Nominating & Governance Committee considers all reasonable recommendations for director candidates regardless of their source. Directors recommended by stockholders are considered using the same criteria as the Nominating & Governance Committee uses for other candidates.
      The Nominating & Governance Committee retained a search firm in 2005 to identify and recruit new directors, and to assist the Nominating & Governance Committee in its evaluation of potential candidates. The Company paid fees to the search firm for its services. Freidheim and O’Brien were identified by the search firm. Certain other potential candidates were recommended by stockholders or management. In relation to the 2005 Annual Meeting of Stockholders, Tweedy, Browne Company LLC (“Tweedy Browne”), the beneficial owner of approximately 14.9% of the Company’s Class A Common Stock, and Cardinal Capital Management, Inc. and Providence Capital Inc., also beneficial owners of the Company’s Class A Common Stock, recommended three director candidates, including Troubh. Bard was recommended by outside counsel. All director candidates not currently on the Board of Directors were interviewed by the search firm and the Nominating & Governance Committee and recommended unanimously for inclusion as nominees for election to the Board of Directors at the 2005 Annual Meeting of Stockholders.
      Hollinger Inc., the controlling stockholder of the Company through its holding of Class B Common Stock, which has ten votes for every one vote of the Class A Common Stock, requested “proportional representation” (that is, proportional to its approximately 17.4% equity interest in the Company) on the Board of Directors of the Company and, in that respect, requested two seats on the Board of Directors if the total number of directors was 12 or fewer and three if the Board of Directors was larger. Hollinger Inc. requested that Randall C. Benson, its Chief Restructuring Officer and one of its directors, as well as any one (or two if the Board of Directors were over 12) of four of Hollinger Inc.’s other directors, Stanley M. Beck, Newton G.Z. Glassman, David A. Rattee and Joseph H. Wright, be included as nominees for election as directors at the 2005 Annual Meeting of Stockholders. Hollinger Inc. advised the Company that if its nominees are elected at the 2005 Annual Meeting of Stockholders, Hollinger Inc. would not exercise its voting rights to change the Board of Directors until the next stockholders’ meeting called for the purpose of electing directors. The Company rejected Hollinger Inc.’s request for “proportional representation”. The Company also rejected the suggested nominees because the Company’s Board of Directors believes that a director of Hollinger Inc. would be conflicted and not in a position to act exclusively in the best interests of the Company’s stockholders, including its public majority stockholders. Nevertheless, in the interest of establishing a corporate governance structure that is, in the opinion of the Company, appropriate under all of the current circumstances, the Company offered Hollinger Inc. that one of its nominees, chosen by the Company’s Nominating & Governance Committee, would be recommended. In exchange, the Company requested that Hollinger Inc. enter into a voting agreement for 18 months in which its votes would be cast in the same proportion as all other stockholders vote their Company Common Stock, except with respect to a change in control transaction, as to which there would be no voting agreement. Hollinger Inc. rejected that offer and reiterated its request, which was again rejected by the Company. The Company repeated its earlier proposal, but also invited Hollinger Inc. to propose truly independent director candidates for consideration by the Nominating & Governance Committee. As of the date of mailing of this Proxy Statement, this issue has not been resolved and Hollinger Inc. has not suggested any additional director candidates for the Company’s Board of Directors.
      The Board of Directors meets in executive session at regularly scheduled intervals, allowing non-management members of the Board (i.e., members who are not executive officers of the Company, but who do not otherwise have to qualify as “independent” members of the Board) to meet without management participation. Raymond G. H. Seitz (“Seitz”) has been chosen to preside at the regularly scheduled executive sessions of the non-management directors. Interested parties may communicate directly with the presiding director of the non-management directors or with the non-management directors as a group by addressing such communications to the presiding director, and submitting the communication through the Company’s outside counsel as forth below under “Miscellaneous”. In addition, at least annually, all independent members of the Board meet in executive session if at least one non-management member of the Board is not deemed independent by the Board of Directors.
      The Special Committee was formed on June 17, 2003 to conduct an independent review and investigation of allegations that had been made by a stockholder of the Company with respect to certain payments made directly or indirectly to executives of the Company under the terms of certain noncompete agreements entered into incident to sales of assets by the Company, as well as certain other allegations related to the sale of certain assets and the Company’s management agreement with related parties. In addition, the resolutions creating the Special Committee also covered such other matters as the Special Committee concluded should be considered and, among other powers, authorized the Special Committee to initiate litigation if considered appropriate against any director, officer or employee of the Company. The actions taken by the Special Committee are described in “Legal Proceedings — Overview of Investigation of Certain Related Party Transactions” below.
      The Corporate Review Committee (the “CRC”) was established by the Board of Directors on January 20, 2004 in response to the proposed transaction by which The Ravelston Corporation Limited (“Ravelston”), the controlling stockholder of Hollinger Inc., which in turn is the controlling stockholder of the Company, attempted to sell control of Hollinger Inc. to Press Holdings International Limited (“PHIL”), an entity controlled by Sir David and Sir Frederick Barclay. That transaction was terminated after the Company prevailed in litigation it brought against the transaction in the Delaware Court of Chancery. The resolutions creating the CRC covered not only the attempted Ravelston transaction, but also authorized the CRC to consider any and all related matters and all strategic options of the Company and to determine what actions are most appropriate to protect the interests of the Company’s stockholders. The CRC undertook the analysis and consideration of all corporate actions relating to the “Strategic Process” that had originally been agreed to by Black in the Restructuring Agreement dated November 15, 2003 (see “Legal Proceedings — Overview of Investigation of Certain Related Party Transactions” below). As part of its determinations, the CRC authorized the sale of the Company’s Telegraph Group, publisher of The Daily Telegraph and related U.K. publications, and The Palestine Post Limited, publisher of The Jerusalem Post. Both sales took place in 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of September 30, 2005, unless otherwise indicated, certain information regarding those persons or entities known to hold more than 5% of the outstanding shares of Class A Common Stock and Class B Common Stock, and ownership of Class A Common Stock and Class B Common Stock by the named executive officers, the directors, nominees for election and all directors and executive officers as a group. The beneficial ownership information of each of these persons or entities is based upon, where applicable, filings with the SEC as noted in the footnotes to the table. The number of shares for named executive officers, directors, and all executive officers as a group has been adjusted, pursuant to the underlying stock option plans, following the payment of the special dividends in 2005.

				Percent
	Class and Total Number of Shares			of
Name and Address	Beneficially Owned(1)			Class

Tweedy, Browne Company LLC(2)	11,305,113		Class A Common	14.9%
350 Park Avenue New York, New York 10022
Hollinger Inc. and affiliates(6)	15,772,923	#	Class A Common	17.4%
10 Toronto Street	14,990,000		Class B Common	100%
Toronto, Ontario M5C 2B7 Canada
Amiel Black(6),(7)	16,052,673	#	Class A Common	17.7%
Conrad M. Black(6),(7)	16,052,673	#	Class A Common	17.7%
Paulson & Co. Inc.(9)	7,465,009		Class A Common	9.9%
590 Madison Ave New York, NY 10022
Marathon Asset Management LLP(4)	4,446,048		Class A Common	5.9%
Orion House 5 Upper St. Martins Lane London WC2H 9EA United Kingdom
Morgan Stanley(3)	4,409,805		Class A Common	5.8%
1585 Broadway New York, NY 10036
Cheyne Special Situations Fund L.P.(10)	3,991,900		Class A Common	5.3%
Cheyne General Partner Inc. Walker House, Mary Street PO Box 908GT Grand Cayman, Cayman Islands
John F. Bard(12)	—		—	—
Richard R. Burt	31,587		Class A Common	*
Daniel W. Colson	1,437,511		Class A Common	1.9%
John D. Cruickshank	100,660		Class A Common	*
Cyrus F. Freidheim, Jr.(11)	4,000		Class A Common	*
Paul B. Healy	375,761		Class A Common	*
Henry A. Kissinger	31,587		Class A Common	*
Peter K. Lane	—		—	—
Shmuel Meitar	31,587		Class A Common	*
John M. O’Brien(11)	—		—	—
Gordon A. Paris	213,952		Class A Common	*
Richard N. Perle(8)	17,296		Class A Common	*
Graham W. Savage	—		—	—
Raymond G.H. Seitz	—		—	—
Robert T. Smith	121,518		Class A Common	*
Raymond S. Troubh(12)	15,000		Class A Common	—
James R. Thompson	32,087		Class A Common	*
All current directors and executive officers as a group (17 persons)(5)	2,441,546		Class A Common	3.2%

#	Includes shares issued upon conversion of Class B Common Stock.

*	An asterisk (*) indicates less than one percent of a class of stock.

(1)	Includes shares subject to presently exercisable options or options exercisable within 60 days of September 30, 2005, held by executive officers and directors under the Company’s 1994 Stock Option Plan, 1997 Stock Incentive Plan and 1999 Stock Incentive Plan (all of which are defined below) as follows: Burt, options to purchase 31,087 shares; Colson, options to purchase 1,437,511 shares; John D. Cruickshank (“Cruickshank”), options to purchase 75,255 shares; Paul B. Healy (“Healy”), options to purchase 356,707 shares; Kissinger, options to purchase 31,087 shares; Meitar, options to purchase 31,087 shares; Perle, options to purchase 10,776 shares; Robert T. Smith (“Smith”), options to purchase 111,991 shares; and Thompson, options to purchase 31,087 shares. The exercise of such options has been suspended. See “Compensation of Executive Officers and Directors — Stock Option Plans”. The number of shares represented by each option, and the per share exercise price, were adjusted in 2005 to preserve the value of options in light of the two special dividends declared and paid in respect of the Company’s Common Stock in late 2004 and early 2005. Number of shares presented herein reflect this adjustment. Also includes shares issuable pursuant to Deferred Stock Units (“DSUs”) as follows: Cruickshank, 25,405 shares; Healy, 19,054 shares; Paris, 213,952 shares; and Smith, 9,527 shares.

(2)	As reported in Schedule 13D filed with the SEC on November 4, 2005. Tweedy Browne has investment discretion with respect to 11,305,113 shares of Class A Common Stock held in the accounts of various customers of Tweedy Browne, and has shared power to dispose or direct the disposition of all such shares. Tweedy Browne has sole power to vote or to direct the voting of 11,259,808 shares of Class A Common Stock that are held in certain customer accounts.

(3)	As reported in Schedule 13F filed with the SEC on August 17, 2005. Morgan Stanley has sole power to vote or to direct the voting of all of the shares of the Class A Common Stock it holds.

(4)	As reported in Schedule 13F filed with the SEC on October 24, 2005. With respect to their holdings of Class A Common Stock, Marathon Asset Management LLP has shared power to vote or to direct the voting of 2,981,500 shares and no voting authority with respect to 1,464,548 shares.

(5)	The current directors and executive officers as a group (17 persons) were the beneficial owners of 2,441,546 shares of Class A Common Stock (which includes presently exercisable options (subject to the suspension noted in Note (1)) to purchase 2,116,588 shares of Class A Common Stock, 13,520 owned shares and 311,438 shares issuable pursuant to DSUs). Certain current and former directors and officers may still hold Retractable Common Shares of Hollinger Inc. (“Retractable Shares”) (discussed below), which are exchangeable for shares of Class A Common Stock. The Company is currently unable to determine the exact amount of Retractable Shares currently held by current and former directors and officers, but it is believed that Ravelston and certain direct and indirect subsidiaries hold 78.3% of the outstanding Retractable Shares. The number of shares represented by each option, and the per share exercise price, have been adjusted as set forth in Note (1) above.

(6)	As of December 15, 2004, includes: (i) 2,000,000 shares of Class A Common Stock issuable upon conversion of 2,000,000 shares of Class B Common Stock held by Hollinger Inc.; (ii) 12,990,000 shares of Class A Common Stock issuable upon conversion of 12,990,000 shares of Class B Common Stock held by 504468 N.B. Inc. (“NBCo”), an indirect wholly owned subsidiary of Hollinger Inc.; and (iii) 782,923 shares of Class A Common Stock held by NBCo. Black and Amiel Black resigned from the Board of Directors on June 2, 2005.

(7)	As of December 15, 2004, includes: (i) 15,772,923 shares of Class A Common Stock beneficially owned by Hollinger Inc. (See Note (6) above); (ii) 600 shares of Class A Common Stock held by Black; (iii) 9,600 shares of Class A Common Stock held by Conrad Black Capital Corporation, which Black controls; (iv) 50 shares of Class A Common Stock held by Black’s son; and (v) 269,500 shares of Class A Common Stock held by Amiel Black, Black’s spouse. Black disclaims beneficial ownership of his son’s and spouse’s securities. Amiel Black disclaims beneficial ownership of all securities held directly or indirectly by her spouse and spouse’s son. This excludes the 1,363,750 shares of Class A Common Stock (not adjusted as set forth in Note (1) above) that Black alleges he owns in connection with stock options that he attempted to exercise in February and April 2004, which are the subject of pending litigation between Black and the Company. Black and Amiel Black resigned from the Board of Directors on June 2, 2005.

(8)	Includes 2,120 shares of Class A Common Stock held by Perle’s wife, 800 shares of Class A Common Stock held by the Perle Defined Pension Plan as to which Perle may be deemed to have indirect beneficial ownership and 3,600 shares of Class A Common Stock owned by Perle.

(9)	As reported in Schedule 13G/ A filed with the SEC on February 15, 2005.

(10)	As reported in Schedule 13G filed with the SEC on September 23, 2005. Cheyne Special Situations Fund L.P. (“CLP”) filed the Schedule 13G on September 23, 2005, jointly with Cheyne General Partner Inc. (“CGP”) and Cheyne Capital Management Limited (“CCML”). As the general partner of CLP, CGP may be deemed to have shared power to vote or to direct the voting of and to dispose or to direct the disposition of the 3,991,900 shares of Class A Common Stock owned by CLP. Accordingly, CGP may be deemed to be the beneficial owner of the 3,991,900 shares of Class A Common Stock owned by CLP. As the investment manager of CLP, CCML may be deemed to have shared power to vote or to direct the voting of and to dispose or to direct the disposition of the 3,991,900 shares of Class A Common Stock owned by CLP. Each of CGP and CCML disclaim beneficial ownership of the 3,991,900 shares of Class A Common Stock owned by CLP, except to the extent of any pecuniary interest therein.

(11)	Freidheim and O’Brien were appointed to the Board of Directors on October 25, 2005 and August 4, 2005, respectively.

(12)	Bard and Troubh are nominees for election to the Board of Directors at the 2005 Annual Meeting of Stockholders. Troubh purchased his shares of Class A Common Stock in December 2005.
Appointment of Receiver; Change in Control
      Hollinger Inc. reported that on April 20, 2005, Ravelston and Ravelston Management, Inc. (“RMI”), a subsidiary of Ravelston, were placed in receivership by an order of the Ontario Superior Court of Justice pursuant to the Courts of Justice Act (Ontario) (the “Receivership Order”) and granted protection pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) by a separate order (the “CCAA Order”). The Court appointed RSM Richter Inc. (the “Receiver”) as receiver and monitor of all assets of Ravelston and RMI and certain affiliated entities (collectively, the “Ravelston Entities”). On May 18, 2005, the Court extended the orders to include Argus Corporation Ltd. (“Argus Corporation”) (Black was Chief Executive Officer and a director of Argus Corporation until his resignation on June 2, 2005), and five of its subsidiaries and provided that nothing in the Receivership Order or the CCAA Order should stay or prevent an action by the Special Committee pursuant to its investigation in the United States District Court for the Northern District of Illinois, including as against Ravelston and RMI. According to public filings of Hollinger Inc., the Ravelston Entities own, directly or indirectly, or exercise control or direction over, Hollinger Inc.’s common shares representing approximately 78.3% of the issued and outstanding common stock of Hollinger Inc. Following the amendment of the Company’s Shareholder Rights Plan to designate the Receiver as an “exempt stockholder” (see “— Shareholder Rights Plan” below), the Receiver took possession and control over those shares on or around June 1, 2005. The Receiver stated that it took possession and control over those shares for the purposes of carrying out its responsibilities as court appointed officer. As a result of this action, a change of control of the Company may be deemed to have occurred.
Pledges of Securities
      All of Hollinger Inc.’s direct and indirect interest in the Company’s Class A Common Stock is being held in escrow by a licensed trust company in support of future retractions of Hollinger Inc.’s Series II Preference Shares, and all of its direct and indirect interest in the Company’s Class B Common Stock is pledged as security in connection with Hollinger Inc.’s outstanding 11 7/8% Senior Secured Notes due 2011 and 11 7/8% Second Priority Secured Notes due 2011. Hollinger Inc. has reported that $78 million principal amount of the Senior Secured Notes and $15 million principal amount of the Second Priority Secured Notes are outstanding.

      Under the terms of the Series II Preference Shares, each Preference Share may be retracted by its holder for 0.46 of a share of the Company’s Class A Common Stock. Until the Series II Preference Shares are retracted in accordance with their terms, Hollinger Inc. may exercise the economic and voting rights attached to the underlying shares of the Class A Common Stock.
      If Hollinger Inc. or any of its subsidiaries that own Class A or Class B Common Stock were to commence proceedings to restructure its indebtedness in a CCAA proceeding, or became the subject of an insolvency or liquidation proceeding under the Bankruptcy and Insolvency Act (Canada) or enforcement proceedings by the pledgee, issues may arise in connection with any transfer or attempted transfer of shares of the Class B Common Stock. Under the terms of the Company’s Certificate of Incorporation, such transfers may constitute a non-permitted transfer. In the event of a non-permitted transfer, the Class B Common Stock would automatically convert into Class A Common Stock as a result of which the controlling voting rights currently assigned to the Class B Common Stock would be eliminated. However, this result might be challenged in court by Hollinger Inc. or its insolvency representatives and therefore may have an impact on the future control of the Company.
Shareholder Rights Plan
      On February 27, 2004, the Company paid a dividend of one preferred share purchase right (a “Right”) for each share of Class A Common Stock and Class B Common Stock held of record at the close of business on February 5, 2004. Each Right, if and when exercisable, entitles its holder to purchase from the Company one one-thousandth of a share of a new series of preferred stock at an exercise price of $50.00.
      The Shareholder Rights Plan (“SRP”) provides that the Rights will separate from the Class A Common Stock and Class B Common Stock and become exercisable only if a person or group beneficially acquires, directly or indirectly, 20% or more of the outstanding stockholder voting power of the Company without the approval of the Company’s directors, or if a person or group announces a tender offer which if consummated would result in such person or group beneficially owning 20% or more of such voting power. The Company may redeem the Rights at $0.001 per Right or amend the terms of the plan at any time prior to the separation of the Rights from the Class A Common Stock and Class B Common Stock.
      Under most circumstances involving an acquisition by a person or group of 20% or more of the stockholder voting power of the Company, each Right will entitle its holder (other than such person or group), in lieu of purchasing preferred stock, the right to purchase shares of Class A Common Stock of the Company at a 50% discount to the current per share market price. In addition, in the event of certain business combinations following such an acquisition, each Right will entitle its holder to purchase the common stock of an acquirer of the Company at a 50% discount from the market value of the acquirer’s stock.
      Black and each of his controlled affiliates, including Hollinger Inc., are considered “exempt stockholders” under the terms of the SRP. This means that so long as Black and his controlled affiliates do not collectively, directly or indirectly, increase the number of shares of Class A and Class B Common Stock above the level owned by them when the SRP was adopted, their ownership will not cause the Rights to separate from the Common Stock. This exclusion would not apply to any person or group to whom Black or one of his affiliates transfers ownership, whether directly or indirectly, of any of the Company’s shares. Consequently, the Rights may become exercisable if Black transfers sufficient voting power to an unaffiliated third party through a sale of interests in the Company, Hollinger Inc., Ravelston or another affiliate. As a result of the filing on April 22, 2005 by Ravelston and RMI, seeking court protection under Canadian insolvency laws and the appointment of a court-appointed receiver for Ravelston and RMI, on May 10, 2005, the CRC amended the SRP to include the Receiver as an “exempt stockholder” for purposes of the SRP. The SRP amendment allowed the appointment of the Receiver, but not the sale by the Receiver of the Ravelston Entities’ controlling stake in Hollinger Inc. to a third party.

EXECUTIVE OFFICERS
Executive Officers of the Company
      The name, age and position held of each of the executive officers of the Company are set forth below.

Name and Age	Position(s) with the Company

John D. Cruickshank, 52	Chief Operating Officer — Chicago Group
Paul B. Healy, 42	Vice President, Corporate Development and Investor Relations
Peter K. Lane, 52(1)	Vice President — Finance
Gordon A. Paris, 52	Chairman of the Board of Directors, President and Chief Executive Officer
Robert T. Smith, 62	Treasurer
Gregory A. Stoklosa, 50(1)	Vice President and Chief Financial Officer
James R. Van Horn, 49	Vice President, General Counsel and Secretary

(1)	On November 3, 2005, Gregory A. Stoklosa (“Stoklosa”) succeeded Peter K. Lane (“Lane”) as Vice President and Chief Financial Officer of the Company. Lane will remain with the Company as Vice President — Finance until the end of fiscal year 2005.
      The name, principal occupation, business experience and tenure as an executive officer of the Company is set forth below. Unless otherwise indicated, all principal occupations have been held for more than five years.
      John D. Cruickshank, Chief Operating Officer — Chicago Group. Cruickshank has served as the Chief Operating Officer — Chicago Group and publisher of the Chicago Sun-Times since November 2003. Cruickshank served as Vice President Editorial and co-editor of the Chicago Sun-Times from 2000 to November 2003. Prior to joining the Chicago Sun-Times, Cruickshank served as Editor-in-Chief of The Vancouver Sun from 1995 to 2000. He had previously been Managing Editor of The Globe and Mail in Canada.
      Paul B. Healy, Vice President, Corporate Development and Investor Relations. Healy has served as Vice President, Corporate Development and Investor Relations since 1995. Prior thereto, Healy was a Vice President of The Chase Manhattan Bank, N.A., serving as a corporate finance specialist in the media and communications sector.
      Peter K. Lane, Vice President — Finance. Lane served as Vice President and Chief Financial Officer from October 2002 to November 3, 2005. Lane was Chief Financial Officer of Southam Publications, a mining industry printer and publisher, from 2000 to 2002, and prior to that was Chief Financial Officer of Philip Utilities Management Corporation.
      Gordon A. Paris, Chairman of the Board of Directors, President and Chief Executive Officer. See “Proposal 1 — Election of Directors” above for relevant information with respect to Paris.
      Robert T. Smith, Treasurer. Smith has served as Treasurer since May 1998. Prior thereto, he was Vice President of Chase Securities, Inc. and The Chase Manhattan Bank in the Media and Telecommunications Group.
      Gregory A. Stoklosa, Vice President and Chief Financial Officer. Stoklosa was appointed Vice President and Chief Financial Officer in November 2005. From March 2005 to November 2005, Stoklosa served as Vice President — Finance until his appointment as Vice President and Chief Financial Officer in November 2005. For the ten years prior thereto, Stoklosa was an executive at R.R. Donnelley & Sons Company, a printing company, where he served as Executive Vice President and Chief Financial Officer from 2000 to 2004.
      James R. Van Horn (“Van Horn”), Vice President, General Counsel and Secretary. Van Horn has served as Vice President, General Counsel and Secretary since June 2004. From March 2004 until June 2004 he served as Corporate Counsel to the Company. Prior thereto, Van Horn served at NUI Corporation, a natural gas utility, as Chief Administrative Officer, General Counsel and Secretary beginning in June 1995.
      See “Legal Proceedings” below for a description of certain legal proceedings involving the Company and certain of its officers and directors.
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
      The following sections of this Proxy Statement cover the components of the total compensation of the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 2004 as well as compensation payable to directors under both standard and other compensation arrangements. These sections include: (i) a summary compensation table covering annual and long-term compensation; (ii) information on the Company’s stock option plans; (iii) details on the Company’s equity compensation plan and deferred stock unit plan; (iv) information on the Company’s change of control agreements and retention agreements; and (v) a report by the Compensation Committee of the Board of Directors describing the Company’s compensation policies for fiscal year 2004 for its executive officers and the rationale upon which its Chief Executive Officer’s compensation for fiscal year 2004 was based. Also included is a performance graph comparing the Company’s cumulative total stockholder return to the cumulative total stockholder return of the NYSE Market Index and the Media General Industry Group Index — Newspapers over a five year period. The Company intends to comply with the deferred compensation rules and regulations, to the extent applicable, of Section 409A of the Internal Revenue Code of 1986, as amended, in connection with the payment arrangements described below, including the six month wait period for certain payments to be made to key employees upon a separation from service under Section 409A.
Directors’ Compensation
      On October 5, 2004, the Board of Directors approved changes to the Company’s compensation arrangements with respect to directors, effective from July 1, 2004, in accordance with the recommendations of the Compensation Committee. These compensation arrangements apply only to non-management directors in their capacities as members of the Board of Directors and various committees of the Board of Directors.
      Under the terms of the new arrangements, effective July 1, 2004, each non-management director receives an annual director’s fee of $50,000 per annum and a fee of $3,000 for each board meeting attended. Committee chairs and committee members receive retainers and meeting attendance fees which vary among committees. The chair of the Audit Committee receives a $20,000 annual retainer, while Audit Committee members receive a $10,000 annual retainer and all Audit Committee members receive a fee of $3,000 per meeting attended. With respect to the Executive Committee, the chair receives a $10,000 annual retainer, while Executive Committee members receive a $5,000 annual retainer, and all Executive Committee members receive a fee of $3,000 per meeting attended. The chair of the Compensation Committee receives an annual retainer of $5,000, and all Compensation Committee members receive a fee of $3,000 per meeting attended. The chair of the Nominating & Governance Committee receives an annual retainer of $5,000, and all Nominating & Governance Committee members receive a fee of $3,000 per meeting attended. The chair of the Special Committee receives a meeting attendance fee of $7,500, and all Special Committee members receive a fee of $5,000 per meeting attended. The chair of the CRC receives a meeting attendance fee of $5,000, and all CRC members receive a fee of $3,000 per meeting attended. Paris currently serves as chair of the Special Committee and the CRC, but no fees were paid to him for committee service since he became a member of management.
      Prior to July 1, 2004, each non-management director received an annual director’s fee of $50,000 per annum and a fee of $3,000 for each board meeting attended. Non-management committee chairs and committee members received retainers and meeting attendance fees which varied among committees. The chair of the Audit Committee received a fee of $10,000 per meeting attended, while all other Audit Committee members received a fee of $7,500 per meeting attended. With respect to the Executive Committee, the chair received a fee of $7,500 per meeting attended, while all other Executive Committee members received a fee of $5,000 per meeting attended. The chair of the Compensation Committee received a fee of $5,000 per meeting attended, and all other Compensation Committee members received a fee of $3,000 per meeting attended. The chair of the Nominating & Governance Committee received a fee of $5,000 per meeting attended, and all other Nominating & Governance Committee members received a fee of $3,000 per meeting attended. All Special Committee members received a fee of $5,000 per meeting attended. All CRC members received a fee of $3,000 per meeting attended.
      Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors.
Summary Compensation Table for Named Executive Officers
      The following table sets forth compensation information for the three fiscal years ended December 31, 2004 for the named executive officers of the Company.

					Long Term
					Compensation
		Annual Compensation
				Other Annual	Securities	All Other
			Bonus	Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary($)	($)(5)	($)(6)	Options(2)	($)(1)

GORDON A. PARIS	2004	1,714,087	1,100,000	—	—	7,350
Chairman, President and	2003	220,625	—	—	—	290,750
Chief Executive Officer(3)	2002	—	—	—	—	—

JOHN D. CRUICKSHANK	2004	349,038	308,750	6,000	—	7,388
Chief Operating Officer —	2003	171,067	—	6,600	26,852	6,218
Chicago Group	2002	165,000	62,200	6,300	21,199	7,000

PAUL B. HEALY	2004	349,904	298,750	—	—	7,350
Vice President,	2003	345,000	235,000	—	61,480	7,175
Corporate Development and	2002	316,000	175,000	—	63,599	7,000
Investor Relations

PETER K. LANE	2004	373,304	200,603	—	—	—
Vice President,	2003	339,956	—	—	—	—
Chief Financial Officer(4)	2002	74,812	—	—	—	—

ROBERT T. SMITH	2004	299,673	172,500	—	—	7,350
Treasurer	2003	282,654	120,000	—	26,145	7,000
	2002	264,567	100,000	—	28,266	7,000

(1)	Compensation listed under “All Other Compensation” for 2004 consists of contributions made by the Company under the Company’s 401(k) plan with respect to the accounts of Paris, Cruickshank and Smith. Compensation listed under “All Other Compensation” for 2004 with respect to Healy includes contributions made by the Company to Healy’s account under the Company’s 401(k) plan and a taxable life insurance premium paid on Healy’s behalf by the Company. With respect to Paris, compensation under “All Other Compensation” for 2003 includes director fees paid to him for service on the Board of Directors and various committees from May 2003 until his appointment as Interim President and Chief Executive Officer in November 2003.

(2)	Represents number of shares of Class A Common Stock with respect to which options were awarded pursuant to the Company’s 1999 Stock Incentive Plan. Option grants vest in 25% increments over a four-year period from the date of grant. The initial dates of grant and exercise prices for these option grants are as follows: 2003 — $9.45 per share with an initial grant date of February 6, 2003; 2002 — $11.13 per share with an initial grant date of February 5, 2002. See the 1999 Incentive Stock Plan described below. The number of shares represented by each option, and the per share exercise price, were adjusted by the Board of Directors of the Company in 2005 to preserve the value of options in light of the two special dividends declared and paid in respect of the Company’s Common Stock in late 2004 and early 2005. The number of shares presented herein reflects this adjustment.

(3)	Paris became a director of the Company in May 2003, became the Interim President and Chief Executive Officer in November 2003 and became the Interim Chairman in January 2004. In January 2005, the word “Interim” was removed from Paris’ titles. Paris’ 2003 salary was accrued in 2003, but paid in 2004.

(4)	With respect to Lane, compensation was paid by the Company in Canadian Dollars and has been converted to U.S. Dollars at the following rates: 2004 — 0.7697; 2003 — 0.7157; 2002 — 0.6367.

(5)	Compensation listed under “Bonus” for 2004 includes a retention bonus paid as follows: Cruickshank $43,750; Healy $43,750; Lane $46,663; and Smith $37,500. Retention bonuses were not paid in 2003 and 2002.

(6)	Compensation listed under “Other Annual Compensation” with respect to Cruickshank consists of an automobile allowance.
Stock Option Plans

1994 Stock Option Plan
      Prior to the Company’s initial public offering in May 1994, Hollinger Inc., the parent company of the Company, adopted and approved a stock option plan for the Company which was subsequently amended on September 9, 1996 (as amended, the “1994 Stock Option Plan”), under which stock option awards have been made to eligible employees and officers. The purpose of the 1994 Stock Option Plan was to promote the interests of the Company and its stockholders by establishing a direct link between the financial interests of eligible employees and officers and the performance of the Company and by enabling the Company to attract and retain highly competent employees and officers. On May 1, 1997, the stockholders approved a new stock option plan (see “— 1997 Stock Incentive Plan” below), which replaced the 1994 Stock Option Plan. No new grants have or will be made under the 1994 Stock Option Plan. Awards under the 1994 Stock Option Plan made prior to May 1, 1997 are not affected by the adoption of the 1997 Stock Incentive Plan.

1997 Stock Incentive Plan
      On May 1, 1997, the Company adopted, and the Company’s stockholders approved, a new compensation plan known as the Hollinger International Inc. 1997 Stock Incentive Plan (the “1997 Stock Incentive Plan”). The 1997 Stock Incentive Plan replaced the Company’s 1994 Stock Option Plan. Awards previously made under the 1994 Stock Option Plan are not affected. The purpose of the 1997 Stock Incentive Plan was to assist in attracting and retaining highly competent employees and directors and to act as an incentive in motivating selected officers and other key employees and directors to achieve long-term corporate objectives. The 1997 Stock Incentive Plan provided for awards of up to 5,156,915 shares of Class A Common Stock. This total included 189,640 shares that remained available under the 1994 Stock Option Plan, which shares were rolled into the 1997 Stock Incentive Plan, and 4,967,275 additional shares. The number of shares available for issuance under the 1997 Stock Incentive Plan was subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the 1997 Stock Incentive Plan were either authorized and unissued shares or issued shares which had been reacquired by the Company. On May 5, 1999, the stockholders adopted a new stock option plan (see “— 1999 Stock Incentive Plan,” below), which replaced the 1997 Stock Incentive Plan. No new grants have been or will be made under the 1997 Stock Incentive Plan. Awards under the 1997 Stock Incentive Plan made prior to May 5, 1999 are not affected by the adoption of the 1999 Stock Incentive Plan.

1999 Stock Incentive Plan
      On May 5, 1999, the Company adopted, and the Company’s stockholders approved, a new equity compensation plan known as the Hollinger International Inc. 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”). The 1999 Stock Incentive Plan replaced the Company’s 1997 Stock Incentive Plan. Awards previously made under the 1997 Stock Incentive Plan are not affected. The purpose of the 1999 Stock Incentive Plan is to assist in attracting and retaining highly competent employees and directors and to act as an incentive in motivating selected officers and other key employees and directors to achieve long-term corporate objectives. The 1999 Stock Incentive Plan provides for the issuance of up to 8,500,000 shares of

Class A Common Stock pursuant to stock options and other equity based compensation. The exercise price for stock options must be at least equal to 100% of the fair market value of the Class A Common Stock on the date of grant of such option. The maximum term of the options granted under the 1999 Stock Plan is 10 years and the options vest evenly, over two or four years. The number of shares available for issuance under the 1999 Stock Incentive Plan is subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the 1999 Stock Incentive Plan are either authorized and unissued shares or issued shares which have been reacquired by the Company.
      On January 26, 2005, the Compensation Committee adopted a form of Deferred Stock Unit Agreement (the “DSU Agreement”) that sets forth the general terms under which DSUs can be granted to eligible employees under the Company’s 1999 Stock Incentive Plan. The DSUs entitle their holder to receive one share of the Company’s Class A Common Stock, on a pre-determined vesting date or vesting dates, subject to the terms of the 1999 Stock Incentive Plan and the DSU Agreement. The DSUs vest in accordance with the following schedule:

(i) 25% of the DSUs awarded will vest and become non-forfeitable on each of the first, second, third and fourth anniversaries of the grant date, unless forfeited earlier under paragraph (v) below;

(ii) Upon the unitholder’s termination of employment by death or permanent disability, the DSUs which have not yet vested will vest and become non-forfeitable on the date of such death or permanent disability;

(iii) Upon the unitholder’s termination of employment by reason of retirement from the Company or its subsidiaries at or after attaining the age of 59 1/2 and after having served as an employee of the Company or its subsidiaries for at least five continuous years, the DSUs which have not yet vested will vest and become non-forfeitable on such termination of employment;

(iv) Upon a change in control (as defined in the DSU Agreement); or

(v) Unless the Compensation Committee determines otherwise in its sole discretion, if the unitholder’s employment with the Company terminates for any reason other than paragraphs (i), (ii) or (iii) above, the DSUs which have not vested as of the date of such termination of employment will be permanently forfeited on such termination date.
Suspension of Option Exercises
      Effective May 1, 2004, the Company suspended option exercises under the 1994 Stock Option Plan, the 1997 Stock Incentive Plan and the 1999 Stock Incentive Plan until such time that the Company again becomes current with its reporting obligations under the Exchange Act. The suspension does not affect the vesting schedule with respect to previously granted options. In addition, although the terms of the option plans generally provide that participants have 30 days following the date of termination of employment with the Company to exercise options that were exercisable on the date of termination, if the employment of a participant is terminated, other than for cause, during the suspension period, the Company will extend the 30-day exercise period to provide participants with 30 days after the conclusion of the suspension period to exercise vested options.

Option Grants in Last Fiscal Year
      There were no options granted in fiscal year 2004.
Aggregate Option Exercises During Fiscal 2004 and Fiscal Year-End Option Values
      The following table sets forth information concerning aggregate option exercises and year-end option values of the named executive officers.
Aggregate Option Exercises During Fiscal 2004
and
Option Values at December 31, 2004
for the Company and Hollinger L.P.

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-The-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End ($)(1)
	Acquired on	Value
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gordon A. Paris	—	—	—	—	—	—
John D. Cruickshank	—	—	41,625	24,875	136,564	127,991
Paul B. Healy	—	—	254,775	67,625	983,680	324,709
Peter K. Lane	—	—	—	—	—	—
Robert T. Smith	—	—	64,625	28,875	260,299	139,646

(1)	In accordance with the rules of the SEC, Company option values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $15.72, the average of the high and low common stock price reported for NYSE transactions on December 31, 2004, the last business day of the Company’s fiscal year. Subsequent to December 31, 2004, the number of shares represented by each option held by the named executive officers, as well as the per share exercise price of the options were adjusted, pursuant to the underlying stock option plans, to reflect the payment of the special dividends in 2005 as a result of the Company’s 2004 sale of the Telegraph Group. The number of shares presented herein reflects this adjustment.

Defined Benefit Plans
      Healy is entitled to receive from the American Publishing Company Supplemental Executive Retirement Plan, effective January 1, 1996 (the “SERP”), an annual single life annuity of $7,403.23, beginning when he reaches age 65. The compensation taken into account to determine Healy’s benefit includes his base salary for all of 1996, 1997 and 1998, as well as the period beginning January 1 and ending March 31, 1999, when all accruals under the SERP were frozen. Healy has been credited with 3.48 years of credited service under the SERP. Healy’s benefit is determined as 4.65% of his base salary for the highest consecutive 36 months during which he accrued a benefit, less 50% of his primary social security age 65 benefit.
Employment and Change of Control Agreements
      The Company has entered into employment agreements with the following named executive officers: Paris, Healy and Cruickshank. The Company does not have employment agreements with any other named executive officer.

Terms of Paris Agreement
      Paris joined the Company as Interim President and Chief Executive Officer in November 2003, becoming Interim Chairman in January 2004. The Board of Directors removed the word “Interim” from Paris’ title in January 2005. The terms of the original employment agreement with Paris were amended effective January 1, 2005 (as so amended, the “Paris Agreement”). The Paris Agreement is being further amended with effect from January 1, 2006. The Paris Agreement is for a period of one year from January 1, 2005, and the terms of employment are renewable for successive periods of one year upon expiration of the previous term, unless the Board of Directors or Paris gives written notice of non-renewal at least 60 days prior to the end of each such one year period. The term of employment has been renewed for the one-year period commencing January 1, 2006.
      As the Company’s President and Chief Executive Officer, Paris reports to the Board of Directors. In 2005, Paris was paid an annual base salary of $2 million, offset in the amount of the annual salary received by him from Berenson & Company. Effective January 1, 2006, Paris’ annual base salary is to be reduced to $900,000, and will continue to be offset in the amount of the annual salary received by him from Berenson & Company. The offset was $235,000 in 2004, reduced to $125,000 in 2005 and to $25,000 for 2006, reflecting Paris’ increasing duties for the Company, where he now devotes substantially all of his working time.
      In 2005, Paris was eligible for an annual incentive bonus targeted at 50% of his annual base salary payable pursuant to an annual calendar year bonus plan established by the Board of Directors. Effective January 1, 2006, Paris will be eligible for an annual incentive bonus targeted at 100% of his reduced salary, depending upon the achievement of financial performance goals and other non-financial and individual performance goals to be established by the Board of Directors (“Target Goals”). If the Target Goals are exceeded, Paris will be eligible to receive an incentive bonus in an amount up to 200% of such salary. If performance is below the Target Goals, Paris will be entitled to a bonus that is less than 100% of such salary, but will not be entitled to any bonus if performance is below a certain threshold. Paris was also granted DSUs in 2005. Paris is eligible for participation in the Company’s other incentive programs, benefit plans and programs and perquisites for which other senior executives of the Company are eligible.
      The terms of the Paris Agreement will also be amended to provide for his participation in a long term incentive plan (“LTIP”) established by the Company. Certain other senior executives of the Company are also eligible to participate in the LTIP, which was approved by the Board of Directors of the Company on October 25, 2005, with certain details being approved by the Compensation Committee on December 9, 2005. Under the LTIP, Paris has a target award equal to 250% of his annual base salary. Fifty percent of the target award has been granted in the form of DSUs, which were granted under the 1999 Stock Incentive Plan and vest ratably over four years on each anniversary of the date of grant. The remaining 50% of the target award is payable in cash subject to the achievement of a performance measure at the end of the LTIP’s three-year performance period (the “Cash Component”). The performance measure for the Cash Component is based upon the total shareholder return on the Company’s Class A Common Stock for the performance period as compared to the return of the S&P 1000 (the “Index”) for the same period. The Company’s return has to be at or above the 50th percentile of all of the companies in the Index for Paris to earn any payout of the Cash Component, and in such case the payout will be 50% at the 50th percentile, 100% at the 60th percentile, 200% at the 75th percentile and 250% at the 90th percentile, with the percentages determined on a ratable basis in between those levels. In the event of a change of control of the Company, payment of the Cash Component is accelerated to, and based on performance as of, the closing date of the change in control. If the closing date of the change in control occurs before December 31, 2006, then the Company’s return has to be in the 70th percentile of all of the companies in the Index for Paris to earn a 100% payout of the Cash Component, and in such case the payout will be 200% at the 85th percentile and 250% at the 95th percentile. In addition, upon an involuntary termination of Paris’ employment (including due to death or disability), Paris’ voluntary termination of employment for good reason following a change in control, or Paris’ retirement from the Company after having attained age 59 1/2 with at least five years of service, payment of the Cash Component is accelerated to, and calculated as of, the date of termination.
      The Paris Agreement may be terminated: (i) by Paris at the end of the term; (ii) upon Paris’ death or disability; (iii) by the Company for cause; (iv) by Paris for any reason upon 30 days’ notice; or (v) by the Company for any other reason upon 60 days’ notice. If Paris’ services are terminated as described in the preceding clauses (i) through (iv), Paris will be entitled to receive his salary and health and welfare benefits through his final date of active employment, plus any accrued but unused vacation pay and any benefits required by law or any other plan or program in which he is a participant.

      Prior to the January 1, 2006 amendment to the Paris Agreement, if Paris’ services had been terminated by the Company as described in clause (v) of the immediately preceding paragraph or by the Company at the end of the term, Paris would have been entitled to receive (i) the continuation of his annual base salary and health and welfare benefits for a period commencing on the date of termination and ending on the first anniversary of the date upon which the term would otherwise have expired absent his termination (the “Continuation Period”); and (ii) an amount equal to the target bonus payable with respect to the salary paid during the Continuation Period. Subsequent to the January 1, 2006 amendment to the Paris Agreement, if Paris’ services are terminated under these circumstances, Paris will be entitled to receive (i) the sum of his annual base salary and target bonus; (ii) a target bonus for the year of termination prorated for service through the date of termination; and (iii) continuation of health and welfare benefits for a one year period following the date of termination. Upon termination of Paris’ services as described in this paragraph, all unvested equity-based awards will become immediately fully vested and payable (if applicable).
      In the event of a change of control of the Company, and the subsequent termination of Paris, within 36 months after the change in control, by the Company without cause or by Paris for good reason, Paris will be entitled to his base salary and health and welfare benefits through his final date of active employment, any accrued but unused vacation pay and the target bonus through his final date of active employment. In addition, prior to the January 1, 2006 amendment to the Paris Agreement, Paris would have been entitled to receive: (i) a lump sum amount equal to his final annual base salary, multiplied by two, plus the higher of the target bonus or the highest annual bonus actually received during the two most recent years, multiplied by two; and (ii) the continuation of health and welfare benefits for a period of two years from the date of the current term of his agreement. Subsequent to the January 1, 2006 amendment, Paris will instead be entitled to receive: (i) a lump sum amount equal to his final annual base salary plus the higher of his target bonus or the highest annual bonus actually received during the two most recent years; and (ii) continuation of health and welfare benefits for the Continuation Period. In addition, upon a change in control, all unvested awards and grants will become immediately fully vested and payable (if applicable). The Paris Agreement provides for a tax gross up if there are deemed “parachute payments” under the Internal Revenue Code of 1986, as amended.
      Paris agrees that during his employment with the Company, and for a period of one year after the effective date of his termination from the Company for whatever reason, he will be subject to non-competition and non-solicitation provisions as set forth in the Paris Agreement.

Terms of Healy Agreement
      Healy joined Hollinger in 1995, and entered into a new employment agreement with the Company, effective January 1, 2005 (the “Healy Agreement”). The Agreement is for a period of one year, and its terms of employment are renewable for successive periods of one year upon expiration of the previous term, unless the Board of Directors or Healy gives written notice of non-renewal at least 60 days prior to the end of each such one year period. Under the terms of the Healy Agreement, Healy is employed as the Company’s Vice President, Investor Relations and Corporate Development and reports to the President and Chief Executive Officer of the Company. Healy is paid an annual base salary of $360,000 and was eligible for an annual bonus targeted at 75% of his annual base salary payable pursuant to an annual calendar year bonus plan established by the Board of Directors.
      Healy tendered his resignation and his employment with the Company will terminate effective as of December 31, 2005. Healy and the Company have entered into a separation agreement dated December 20, 2005, which supersedes the Healy Agreement. In consideration for his agreement to provide consulting services to the Company for nine months following the date of his termination and to provide the Company with a general release of claims, the separation agreement provides that Healy will continue to receive his annual base salary and continued health and dental coverage through September 30, 2006 (but health and dental coverage will terminate earlier if Healy obtains coverage from a subsequent employer). Healy will also receive his annual bonus paid at target (in the amount of $270,000) by no later than December 31, 2005. In addition, all outstanding unvested equity-based awards on the date of termination will continue to vest in accordance with their original schedule through September 30, 2006. Healy is not subject to non-competition or non-solicitation provisions.

Terms of Cruickshank Agreement
      Cruickshank has been with the Company since November 2003. Cruickshank is employed as the Chief Operating Officer of the Company’s Chicago Group and publisher of the Chicago Sun-Times and reports to the President and Chief Executive Officer of the Company. The terms of the original employment agreement with Cruickshank were amended effective as of January 1, 2005 (as so amended, the “Cruickshank Agreement”). The Cruickshank Agreement will be further amended with effect from January 1, 2006. The Cruickshank Agreement is for a period of one year from January 1, 2005, and the terms of employment are renewable for successive periods of one year upon expiration of the previous term, unless the Board of Directors or Cruickshank gives written notice of non-renewal at least 60 days prior to the end of each such one year period. The term of employment has been renewed for the one-year period commencing January 1, 2006.
      In 2005, Cruickshank was paid an annual salary of $360,000 and was eligible for an annual bonus targeted at 50% of his annual base salary payable pursuant to an annual calendar year bonus plan established by the Board of Directors. Effective January 1, 2006, Cruickshank will be paid an annual salary of $400,000 and will be eligible for an annual bonus targeted at 75% of his annual base salary. In addition, Cruickshank is eligible to receive in 2006 an annual award under the LTIP, in an amount to be determined by the Board of Directors.
      The Cruickshank Agreement may be terminated: (i) by Cruickshank at the end of the term; (ii) upon Cruickshank’s death or disability; (iii) by the Company for cause; (iv) by Cruickshank for any reason upon 30 days’ notice; or (v) by the Company for any other reason upon 60 days’ notice. If Cruickshank’s services are terminated as described in the preceding clauses (i) through (iv), Cruickshank will be entitled to receive his salary and health and welfare benefits through his final date of active employment, plus any accrued but unused vacation pay and any benefits required by law or any other plan or program in which he is a participant.
      If Cruickshank’s services are terminated by the Company as described in clause (v) of the immediately preceding paragraph or by the Company at the end of the term, Cruickshank is entitled to receive (i) the continuation of his annual base salary and health and welfare benefits for a period commencing on the date of termination and ending on the first anniversary of the date upon which the term would otherwise have expired absent his termination, (the “Continuation Period”) and (ii) an amount equal to the target bonus payable with respect to the salary paid during the Continuation Period. Upon termination of Cruickshank’s services as described in this paragraph, all unvested equity-based awards become immediately fully vested and payable (if applicable).
      In the event of a change of control of the Company, and the subsequent termination of Cruickshank, within 36 months after the change in control, by the Company without cause or by Cruickshank for good reason, Cruickshank will be entitled to his base salary and health and welfare benefits through his final date of active employment, any accrued but unused vacation pay and the target bonus through his final date of active employment. In addition, prior to the January 1, 2006 amendment to the Cruickshank Agreement, Cruickshank would have been entitled to receive: (i) a lump sum amount equal to the amount of annual base salary that would have been payable to him if he remained employed to the end of the term plus the target bonus payable with respect to that salary; (ii) a lump sum amount equal to his final annual base salary, multiplied by two, plus two times the higher of the target bonus or the highest annual bonus actually received during the two most recent years; and (iii) the continuation of health and welfare benefits for a period of two years from the date of the current term of his agreement. Subsequent to the January 1, 2006 amendment, Cruickshank will instead be entitled to receive: (i) a lump sum amount equal to his final annual base salary, multiplied by two, plus two times the higher of his target bonus or the highest annual bonus actually received during the two most recent years; (ii) a target bonus for the year of termination prorated for service through the date of termination; and (iii) the continuation of health and welfare benefits for a period of two years from the date of the current term of his agreement. In addition, upon a change in control, all unvested awards and grants become immediately fully vested and payable (if applicable). The Cruickshank Agreement provides for a tax gross up if there are deemed “parachute payments” under the Internal Revenue Code of 1986, as amended.
      Cruickshank agrees that during his employment with the Company, and for a period of one year after the effective date of his termination from the Company for whatever reason, he will be subject to non-competition and non-solicitation provisions as set forth in the Cruickshank Agreement.

Terms of Lane Agreement
      Lane tendered his resignation and his employment with the Company will terminate effective as of December 31, 2005. In consideration for his agreement to provide the Company with a general release of claims, Lane and the Company have entered into a separation agreement that provides Lane with a payment equal to his annual base salary of Cdn.$500,000 pursuant to the Company’s severance arrangements with certain senior executives discussed below, with such payment to be made as a lump sum, and a lump sum payment of Cdn.$300,000 in lieu of his annual bonus for 2005. In addition, under the separation agreement, Lane is entitled to reimbursement for outplacement services at a firm of his choice up to Cdn.$75,000, and continued health and dental coverage through December 31, 2006 (but health and dental coverage will terminate earlier if Lane obtains coverage from a subsequent employer). The Company will reimburse Lane up to Cdn.$7,000 for legal fees incurred by him in negotiating the separation agreement.

Retention Agreements
      The Company entered into retention and severance arrangements with certain of its senior executives and senior executives of its affiliates, including Cruickshank, Healy and Smith. These arrangements provide for payment of an incentive to the executives equal to 25% of the executive’s annual base salary in effect on April 1, 2004. These payments were made on June 30, 2004 (25% of the incentive), December 31, 2004 (25% of the incentive), and March 31, 2005 (the remaining 50% of the incentive). To receive these payments, the executive must have been employed by the Company or its affiliate on the payment dates. In addition, the arrangements with certain senior executives who do not have employment agreements include a severance program. Under the severance program, if the executive is terminated for a reason other than cause or by reason of death or disability, then the executive will receive a continuation of his or her salary and benefits for one year following such termination, and a lump sum payment based upon the executive’s most recent annual bonus, but in no event less than one-eighth of his or her then current annual salary.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee was comprised of two independent directors for fiscal year 2004, Burt and Thompson. Freidheim became a member of the Compensation Committee after his appointment to the Board of Directors in October 2005. The composition of the Compensation Committee is expected to change after the 2005 Annual Meeting of Stockholders as Thompson and Burt are not standing for re-election. Subsequent to the 2005 Annual Meeting of Stockholders, new members will be appointed in order for the Company to comply with all relevant rules, regulations and procedures governing Compensation Committee composition. In accordance with applicable rules, this report discusses the Compensation Committee’s policies applicable to the Company’s named executive officers with respect to compensation reported for 2004, the Company’s last completed fiscal year to which the 2005 Annual Meeting of Stockholders relates. See “Compensation of Executive Officers and Directors — Employment and Change of Control Agreements” above for a summary of certain compensation arrangements entered into with the named executive officers during 2005.
      The Compensation Committee has the responsibility of making recommendations to the Board concerning the Company’s executive compensation policies, practices and objectives. The authority, responsibility and duties of the Compensation Committee are described in a Compensation Committee Charter, which has been approved by the Board of Directors. The responsibilities and duties of the Committee include, among other things:

•	reviewing from time to time and approving the overall compensation policies of the Company applicable to the Company’s executive officers.

•	reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer of the Company; evaluating the performance of the Chief Executive Officer in light of these goals and objectives; and setting the compensation of the Chief Executive Officer based on the Committee’s evaluation and competitive compensation market data.

•	reviewing and approving the compensation levels for the executive officers of the Company other than the Chief Executive Officer.

•	reviewing, approving, administering and annually evaluating the Company’s compensation plans, equity-based plans and benefit plans or programs for executive officers and such other officers as the Compensation Committee deems appropriate, as well as establishing individual targets and ranges under such plans or programs.

•	reviewing and approving equity-based grants to the Company’s executive officers and others.

•	reviewing, approving and at least annually evaluating the compensation and benefits for the Company’s non-employee directors.
      The Compensation Committee recognizes the importance of a strong executive compensation program in attracting and retaining qualified executives. The Committee believes that the executive compensation program should be designed to align the interests of management closely with the interests of stockholders and to tie compensation levels to the performance of the Company and the achievement of long-term and short-term goals and objectives.
      The Compensation Committee intends for the Company’s compensation program to provide executives with competitive base salaries and benefits and a significant incentive to achieve specific short- and long-term business performance objectives. The components of the executive compensation program are:

•	competitive base salaries that reflect the competitive marketplace for the talents that the Committee desires to attract and retain;

•	retention and long-term incentives through the provision of equity-based awards that vest over a period of time;

•	short-term incentives through the payment of annual cash bonuses; and

•	competitive executive benefits and perquisites.
      In making determinations for base salaries, award opportunities to be provided to officers under the compensation program and in establishing short-and long-term performance targets, the Compensation Committee considers data provided by independent compensation experts for the purpose of determining competitive levels of total compensation for each executive. The Compensation Committee’s objective is to develop a total compensation program that is competitive in the marketplace and provides significant incentive to increase stockholder value. While the Compensation Committee believes it is important to ensure that total compensation levels for each executive are competitive, it also believes that the mix of compensation should be weighted toward variable components that provide a significant incentive for the achievement of the financial performance and other business objectives.

      In establishing the compensation level for Paris for fiscal year 2004, who became the Company’s Interim President and Chief Executive Officer in November 2003 and its Interim Chairman in January 2004 (with the word “Interim” being removed from Paris’ title in January 2005), the Committee considered several factors, including the unusual circumstances under which Paris was asked to assume these roles at the request of the Board of Directors, the level of compensation which Paris had experienced in his current and most recent professional positions, and competitive compensation data provided by an independent compensation expert. Paris’ compensation consists of a base salary of $2.0 million, reduced by base compensation earned from his other employer, Berenson & Company. In addition, Paris is awarded an annual grant of DSUs representing 68,494 shares of Class A Common Stock, and is eligible to be considered for other short- and long-term compensation programs.

Compensation Committee

/s/ JAMES R. THOMPSON

James R. Thompson

/s/ RICHARD R. BURT

Richard R. Burt

PERFORMANCE GRAPH
      The following graph compares the percentage change in the Company’s cumulative total stockholder return on its Class A Common Stock (assuming all dividends were reinvested at the market price on the date of payment) against the cumulative total stockholder return of the NYSE Market Index and the Media General Group Index — Newspapers for the period commencing with December 31, 2000 through December 31, 2004. The Class A Common Stock is listed on the NYSE under the symbol “HLR”.
Comparison of Cumulative Total Return of the
Company, Peer Groups, Industry Indexes and/or Broad Markets
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG HOLLINGER INTERNATIONAL INC.,
NYSE MARKET INDEX AND MEDIA GENERAL GROUP INDEX
ASSUMES $100 INVESTED ON JAN. 01, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDED DEC. 31, 2004

	2000	2001	2002	2003	2004

Hollinger International Inc.	100.00	127.56	98.28	87.70	137.27
Media General Group Index	100.00	88.50	76.80	80.42	97.30
NYSE Market Index	100.00	102.38	93.26	76.18	98.69
SOURCE: COREDATA, INC.
2108 LABURNUM AVENUE
RICHMOND, VA 23227
PHONE: 1-(800) 775-8118
FAX: 1-(804) 358-1857
      The information in the graph was prepared by COREDATA, INC. The graph assumes an initial investment of $100.00 and reinvestment of dividends during the period presented.

LEGAL PROCEEDINGS
Overview of Investigation of Certain Related Party Transactions
      On June 17, 2003, the Board of Directors established the Special Committee to investigate, among other things, certain allegations regarding various related party transactions, including allegations described in a beneficial ownership report on Schedule 13D filed with the SEC by Tweedy, Browne LLC, an unaffiliated stockholder of the Company, on May 19, 2003, as amended on June 11, 2003. In its Schedule 13D report, Tweedy Browne made allegations with respect to the terms of a series of transactions between the Company and certain former executive officers and certain former members of the Board of Directors, including Black, F. David Radler (“Radler”), the Company’s former President and Chief Operating Officer, J.A. Boultbee (“Boultbee”), a former Executive Vice-President and a former member of the Board of Directors, and Peter Y. Atkinson (“Atkinson”), a former Executive Vice-President and a former member of the Board of Directors. The allegations concern, among other things, payments received directly or indirectly by such persons relating to “non-competition” agreements arising from asset sales by the Company, payments received by such persons under the terms of management services agreements between the Company and Ravelston, RMI, Moffat Management Inc. (“Moffat”) and Black-Amiel Management Inc. (“BAM”), which are entities with whom Black and some of the noted individuals were associated, and sales by the Company of assets to entities with which some of the noted individuals were affiliated. In October 2003, the Special Committee found references to previously undisclosed “non-competition” payments to Hollinger Inc. while reviewing documents obtained from the Company. The Special Committee also found information showing that “non-competition” payments to Black, Radler, Boultbee and Atkinson had been falsely described in, among other filings, the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2001. The Special Committee and the Audit Committee each conducted expedited investigations into these matters.
      On November 15, 2003, the Special Committee and the Audit Committee disclosed to the Board of Directors the preliminary results of their investigations. The committees determined that a total of $32.2 million in payments characterized as “non-competition” payments were made by the Company without appropriate authorization by either the Audit Committee or the full Board of Directors. Of the total unauthorized payments, approximately $16.6 million was paid to Hollinger Inc. in 1999 and 2000, approximately $7.2 million was paid to each of Black and Radler in 2000 and 2001, and approximately $0.6 million was paid to each of Boultbee and Atkinson in 2000 and 2001. As a consequence of these findings, the Special Committee then entered into discussions with Black that culminated in the Company and Black signing an agreement on November 15, 2003 (the “Restructuring Agreement”). The Restructuring Agreement provided for, among other things, restitution by Hollinger Inc., Black, Radler, Boultbee and Atkinson to the Company of the full amount of the unauthorized payments, plus interest; the hiring by the Board of Directors of Lazard Frères & Co. LLC and Lazard & Co., Limited (collectively, “Lazard”) as financial advisors to explore alternative strategic transactions, including the sale of the Company as a whole or the sale of individual businesses (the “Strategic Process”); and certain management changes, including the retirement of Black as CEO and the resignations of Radler, Boultbee and Atkinson. In addition, Black agreed, as the indirect controlling stockholder of Hollinger Inc., that during the pendency of the Strategic Process he would not support a transaction involving ownership interests in Hollinger Inc. if such transaction would negatively affect the Company’s ability to consummate a transaction resulting from the Strategic Process unless the transaction were necessary to enable Hollinger Inc. to avoid a material default or insolvency. On August 30, 2004, the Special Committee published the results of its investigation.
      On November 19, 2003, Black retired as CEO of the Company. Paris became the Company’s Interim CEO upon Black’s retirement. Effective November 16, 2003, Radler resigned as President and Chief Operating Officer of the Company and as publisher of the Chicago Sun-Times, at which time Paris became Interim President. On November 16, 2003, Radler and Atkinson also resigned as members of the Board of Directors. The Company terminated Boultbee as an officer on November 16, 2003. On January 17, 2004, Black was removed as non-executive Chairman of the Board of Directors and Paris was elected as Interim Chairman on January 20, 2004. On March 5, 2004, Black was removed as Executive Chairman of the

Telegraph Group. On June 2, 2005, the Company received a letter from Black and Amiel Black informing the Company of their retirement from the Board of Directors with immediate effect.
      On March 23, 2004, Colson, who was also cited in the Report in connection with receiving unauthorized payments, retired as Chief Operating Officer of the Company and CEO of the Telegraph Group in accordance with the terms of his Compromise Agreement with the Company. On April 27, 2004, Atkinson resigned as Executive Vice President of the Company under the terms of his settlement with the Company.
      Although Radler was not a party to the Restructuring Agreement, he agreed to pay the amount identified as attributable to him in the Restructuring Agreement. During 2003, Radler paid the Company approximately $0.9 million. During 2004, Radler paid an additional amount of approximately $7.8 million, including interest of $1.5 million.
      Although Atkinson was not a party to the Restructuring Agreement, he agreed to pay the amount identified as attributable to him in the Restructuring Agreement. On April 27, 2004, Atkinson and the Company entered into a settlement agreement in which Atkinson agreed to pay a total amount of approximately $2.8 million, representing all “non-competition” payments and payments under the incentive compensation plan of Hollinger Digital LLC (“Hollinger Digital”) that he received, plus interest. The total amount of $2.8 million includes approximately $0.6 million identified for repayment by Atkinson in the Restructuring Agreement. Prior to the end of December 2003, Atkinson paid the Company approximately $0.4 million. On April 27, 2004, Atkinson exercised his vested options and the net proceeds of $4.0 million from the sale of the underlying shares of Class A Common Stock were deposited under an escrow agreement. Upon the Delaware Chancery Court’s approval of the settlement agreement, the Company will receive $2.4 million and Atkinson will receive the remainder. See “Certain Relationships and Related Transactions — Release and Settlement Agreement with Atkinson” and “— Consulting Agreement with Atkinson” below.
      By Order and Judgment dated June 28, 2004, the Delaware Chancery Court found, among other things, that Black and Hollinger Inc. breached their respective obligations to make restitution pursuant to the Restructuring Agreement and ordered, among other things, that Black and Hollinger Inc. pay the Company $29.8 million in aggregate. Hollinger Inc. and Black paid the Company the amount ordered by the court on July 16, 2004. See “— Hollinger International Inc. v. Conrad M. Black, Hollinger Inc., and 504468 N.B. Inc.” below.
      Boultbee has not paid to the Company any amounts in restitution for the unauthorized “non-competition” payments set forth in the Restructuring Agreement, and has filed a suit in Canada against the Company and members of the Special Committee seeking damages for an alleged wrongful dismissal.
      The Company was party to management services agreements with RMI, Moffat and BAM. The Restructuring Agreement provides for the termination of these agreements in accordance with their terms, effective June 1, 2004, and the negotiation of the management fee payable thereunder for the period from January 1, 2004 until June 1, 2004. In November 2003, in accordance with the terms of the Restructuring Agreement, the Company notified RMI, Moffat and BAM of the termination of the services agreements effective June 1, 2004 and subsequently proposed, and recorded a charge for, a reduced aggregate management fee of $100,000 per month for the period from January 1, 2004 through June 1, 2004. RMI did not accept the Company’s offer and demanded a management fee of $2.0 million per month, which the Company did not accept. RMI seeks damages from the Company for alleged breaches of the services agreements in legal actions pending before the courts. See “— Hollinger International Inc. v. Ravelston, RMI and Hollinger Inc.” below.
      The Company is party to several other lawsuits either as plaintiff or as a defendant, including several stockholder class action lawsuits, in connection with the events noted above and described below.
Overview of CRC Actions
      On January 18, 2004, Black and Ravelston entered into a Tender and Stockholder Support and Acquisition Agreement with PHIL for the sale of the control of Hollinger Inc. (the “Hollinger Sale”). The Company formed the CRC of the Board of Directors, consisting of all directors at January 18, 2004, other than Black, Amiel Black and Colson, each of whom were directly or indirectly interested in the Hollinger Sale, to review the terms of the Hollinger Sale and supervise the Strategic Process. The CRC adopted the SRP, described in “Security Ownership of Certain Beneficial Owners and Management — Shareholder Rights Plan” above. On January 23, 2004, Hollinger Inc. adopted by written stockholder consent amendments to the Company’s bylaws and attempted to dissolve all committees of the Board of Directors, including the CRC, other than the Special Committee and the Audit Committee. On January 26, 2004, the Company commenced legal action in Delaware seeking relief declaring that Hollinger Inc.’s actions were invalid; that the adoption of the SRP was valid; and that Black and Hollinger Inc. breached their fiduciary duties to the Company and the terms of the Restructuring Agreement. On March 4, 2004, the Delaware Chancery Court issued a decision in favor of the Company. As a result, PHIL withdrew its offer and the Hollinger Sale was abandoned. See “— Hollinger International Inc. v. Conrad M. Black, Hollinger Inc. and 504468 N.B. Inc.” below.
Stockholder Derivative Litigation
      On December 9, 2003, Cardinal Value Equity Partners, L.P., a stockholder of the Company, initiated a purported derivative action on behalf of the Company against certain current and former executive officers and directors, including Black, and certain entities affiliated with them, and against the Company as a “nominal” defendant.
      This action, which was filed in the Court of Chancery for the State of Delaware in and for New Castle County and is entitled Cardinal Value Equity Partners, L.P. v. Black, et al., asserts causes of action that include breach of fiduciary duty, misappropriation of corporate assets and self-dealing in connection with certain “non-competition” payments, the payment of allegedly excessive management and services fees, and other alleged misconduct.
      On May 3, 2005, certain of the Company’s current and former independent directors agreed to settle claims brought against them in this action. The settlement provides for $50.0 million to be paid to the Company. The settlement is conditioned upon funding of the settlement amount by proceeds from certain of the Company’s directors and officers liability insurance policies, and is also subject to court approval. Hollinger Inc. and several other insureds under the insurance policies have challenged the funding of the settlement by the insurers and have commenced applications in the Ontario Superior Court of Justice for this purpose. The settlement is subject to the Ontario Court’s approval of the funding. Proceedings on the matter are pending. If the Ontario Court approves the funding, the settlement will then be subject to approval by the Court of Chancery of the State of Delaware. See “— Hollinger Inc. v. American Home Assurance Company and Chubb Insurance Company of Canada” below.
      The parties to the settlement include current independent directors Burt, Kissinger, Meitar and Thompson, and former independent directors Dwayne O. Andreas, Raymond G. Chambers, Marie-Josee Kravis (“Kravis”), Robert S. Strauss, A. Alfred Taubman, George Weidenfeld and Leslie H. Wexner. The plaintiff had previously dismissed Special Committee members Graham W. Savage (“Savage”), Seitz, and Paris as defendants, and, under the settlement, the plaintiff will not be able to replead the claims against them.
      The other defendants named in the suit, who are not parties to the settlement, are Black, Amiel Black, Colson, Perle, Radler, Atkinson, Bradford Publishing Co. (“Bradford”) and Horizon Publications, Inc. (“Horizon”). Bradford and Horizon are private newspaper companies controlled by Black and Radler. The Company, through the Special Committee, has previously announced a settlement of its claims against Atkinson, and the Company anticipates that the Atkinson settlement will be presented to the Delaware Court of Chancery for approval in conjunction with the independent director settlement.
      The Special Committee is continuing to pursue the Company’s claims in the U.S. District Court for the Northern District of Illinois against Black, Amiel Black, Radler, Colson, Perle, Boultbee, Hollinger Inc., Ravelston, and RMI. See “— Litigation Involving Controlling Stockholder, Senior Management and Directors” below.

Stockholder Class Actions
      In February and April 2004, three alleged stockholders of the Company (Teachers’ Retirement System of Louisiana, Kenneth Mozingo, and Washington Area Carpenters Pension and Retirement Fund) initiated purported class action suits in the United States District Court for the Northern District of Illinois against the Company, Black, certain former executive officers and certain current and former directors of the Company, Hollinger Inc., Ravelston and certain affiliated entities and KPMG LLP, the Company’s independent registered public accounting firm. On July 9, 2004, the Court consolidated the three actions for pretrial purposes. The consolidated action is entitled In re Hollinger Inc. Securities Litigation, No. 04C-0834. Plaintiffs filed an amended consolidated class action complaint on August 2, 2004, and a second consolidated amended class action complaint on November 19, 2004. The named plaintiffs in the second consolidated amended class action complaint are Teachers’ Retirement System of Louisiana, Washington Area Carpenters Pension and Retirement Fund, and E. Dean Carlson. They are purporting to sue on behalf of an alleged class consisting of themselves and all other purchasers of securities of the Company between and including August 13, 1999 and December 11, 2002. The second consolidated amended class action complaint asserts claims under federal and Illinois securities laws and claims of breach of fiduciary duty and aiding and abetting in breaches of fiduciary duty in connection with misleading disclosures and omissions regarding: certain “non-competition” payments, the payment of allegedly excessive management fees, allegedly inflated circulation figures at the Chicago Sun-Times, and other alleged misconduct. The complaint seeks unspecified monetary damages, rescission, and an injunction against future violations. In January 2005, the defendants in In re Hollinger International Inc. Securities Litigation, including the Company, filed motions to dismiss the second consolidated amended class action complaint in the United States District Court for the Northern District of Illinois. The motions are pending.
      On September 7, 2004, a group allegedly comprised of those who purchased stock in one or more of the defendant corporations, initiated purported class actions by issuing Statements of Claim in Saskatchewan and Ontario, Canada. The Saskatchewan claim, issued in that province’s Court of Queen’s Bench, and the Ontario claim, issued in that province’s Superior Court of Justice, are identical in all material respects. The defendants include the Company, certain current and former directors and officers of the Company, Hollinger Inc., Ravelston and certain affiliated entities, Torys LLP (“Torys”), the Company’s former legal counsel, and KPMG LLP. The plaintiffs allege, among other things, breach of fiduciary duty, violation of the Ontario Securities Act, 1988, S-42.2, and breaches of obligations under the Canadian Business Corporations Act, R.S.C. 1985, c. C.-44, and seek unspecified monetary damages. On July 8, 2005, the Company and other defendants served motion materials seeking orders dismissing or staying the Saskatchewan claim on the basis that the Saskatchewan court has no jurisdiction over the defendants or, alternatively, that Saskatchewan is not the appropriate forum to adjudicate the matters in issue.
      On February 3, 2005, substantially the same group of plaintiffs as in the Saskatchewan and Ontario claims initiated a purported class action by issuing a Statement of Claim in Quebec, Canada. The Quebec claim, issued in that province’s Superior Court, is substantially similar to the Saskatchewan and Ontario claims and the defendants are the same as in the other two proceedings. The plaintiffs allege, among other things, breach of fiduciary duty, violation of the Ontario Securities Act, breaches of obligations under the Canada Business Corporations Act, and seek unspecified money damages.
Tweedy Browne Litigation
      On December 2, 2003, Tweedy, Browne Global Value Fund and Tweedy Browne (together, the “Tweedy Browne Plaintiffs”), stockholders of the Company, initiated an action against the Company in the Court of Chancery for the State of Delaware in and for Castle County to recover attorneys’ fees and costs in connection with informal inquiries and other investigations performed by and on behalf of the Tweedy Browne Plaintiffs concerning conduct that subsequently has been and continues to be investigated by the Special Committee. The complaint seeks an award of attorneys’ fees “commensurate with the corporate benefits that have been or will be conferred on the Company as a result of the efforts undertaken by plaintiffs and their counsel.” On August 22, 2005, the Company moved to dismiss the action. This action is in a preliminary stage, and it is not yet possible to determine its ultimate outcome.

Litigation Involving Controlling Stockholder, Senior Management and Directors
      On January 28, 2004, the Company, through the Special Committee, filed a civil complaint in the United States District Court for the Northern District of Illinois asserting breach of fiduciary duty and other claims against Hollinger Inc., Ravelston, RMI, Black, Radler and Boultbee, which complaint was amended on May 7, 2004. The action is entitled Hollinger International Inc. v. Hollinger Inc., et al., Case No. 04C-0698 (the “Special Committee Action”). The amended complaint added certain other defendants, including Amiel Black and Colson, sought approximately $484.5 million in damages, including approximately $103.9 million in pre-judgment interest, and also included claims under the Racketeer Influenced and Corrupt Organizations Act (“RICO”), which provides for a trebling of damages and attorney’s fees. On October 8, 2004, the court granted the defendants’ motion to dismiss the RICO claims and also dismissed the remaining claims without prejudice on jurisdictional grounds. On October 29, 2004, the Company filed a second amended complaint seeking to recover approximately $542.0 million in damages, including prejudgment interest of approximately $117.0 million, and also punitive damages, on breach of fiduciary duty, unjust enrichment, conversion, fraud, and civil conspiracy claims asserted in connection with transactions described in the Report, including unauthorized “non-competition” payments, excessive management fees, sham broker fees and investments and divestitures of Company assets. The second amended complaint also added Perle as a defendant and eliminated as defendants certain companies affiliated with Black and Radler. The second amended complaint alleges that Perle breached his fiduciary duties while serving as a member of the executive committee of the Company’s Board of Directors by, among other things, signing written consents purporting to authorize various related party transactions, without reading, evaluating or discussing those consents; without negotiating or evaluating the related party transactions he was approving; and without taking steps to ensure that those transactions were presented to and reviewed by the Company’s audit committee. On February 3, 2005, the Court denied the Company’s request for an immediate appeal of the Court’s dismissal of the RICO claims.
      In December 2004, all defendants moved to dismiss the complaint against them on a variety of grounds, and on March 11, 2005, the Court denied those motions. All defendants have now answered the complaint, and with their answers defendants Black, Radler, Boultbee, Amiel Black and Colson asserted third-party claims against Burt, Thompson and Kravis. These claims seek contribution for some or all of any damages for which defendants are held liable to the Company. On June 27, 2005, Burt, Thompson, and Kravis moved to dismiss the claims against them. In addition, Black asserted counterclaims against the Company alleging breach of his stock options contracts with the Company and seeking a declaration that he may continue participating in the Company’s options plans and exercising additional options. On May 26, 2005, the Company filed its reply to Black’s counterclaims. Ravelston and RMI asserted counterclaims against the Company and third-party claims against Hollinger Canadian Publishing Holdings Co. (“HCPH Co.”) and Hollinger International Publishing Inc. (“Publishing”), a wholly owned subsidiary of the Company. Without specifying any alleged damages, Ravelston and RMI allege that the Company has failed to pay unidentified management services fee amounts in 2002, 2003, and 2004, and breached an indemnification provision in the management services agreements. Ravelston and RMI also allege that the Company breached a March 10, 2003 “Consent and Agreement” (“Consent”) between the Company and Wachovia Trust Company. That Consent provided, among other things, for the Company’s consent to a pledge and assignment by RMI to Wachovia Trust Company, as trustee, of the management services agreements as part of the security for Hollinger Inc.’s obligations under Hollinger Inc.’s 11 7/8% Senior Secured Notes due 2011. The Consent also provided for certain restrictions and notice obligations in relation to the Company’s rights to terminate the management services agreements. Ravelston and RMI allege that they were “third-party beneficiaries” of the Consent, that the Company breached it, and that they have incurred unspecified damages as a result. The Company believes that the Consent was not approved or authorized by either the Company’s Board of Directors or its Audit Committee. The Company filed a motion to dismiss these claims on August 15, 2005.
      The U.S. Attorney’s Office has intervened in the case and moved to stay discovery until the close of criminal proceedings. The Company informed the Court that it agreed to a temporary stay of discovery, other than document discovery, until December 1, 2005. The Court has not yet ruled on the motion.

Hollinger International Inc. v. Conrad M. Black, Hollinger Inc., and 504468 N.B. Inc.
      On January 26, 2004, the Company filed a complaint against Black, Hollinger Inc. and an affiliated entity in the Court of Chancery of the State of Delaware in and for New Castle County. In this action, the Company sought relief declaring: (i) that a written consent by defendants purporting to abolish the CRC and to amend the Company’s bylaws was invalid; (ii) that the SRP adopted by the CRC on January 25, 2004 was valid; and (iii) that, under the Hollinger Sale, the shares of Class B Common Stock held by Hollinger Inc. would convert to shares of Class A Common Stock. The Company’s complaint also asserted claims that defendants breached their fiduciary duties to the Company and breached the terms of the Restructuring Agreement through their activities in connection with the Hollinger Sale and the purported bylaw amendments.
      On February 3, 2004, defendants filed a counterclaim against the Company, members of the CRC, and Richard C. Breeden (“Breeden”), advisor and counsel to the Special Committee (see “— United States Securities and Exchange Commission v. Hollinger International Inc.” below). In their counterclaim, defendants sought declaratory relief declaring that their bylaw amendments were valid and that the SRP and other actions by the CRC were invalid. Defendants also asserted claims of breach of fiduciary duty, misrepresentation, tortious interference with the Hollinger Sale, breach of the Restructuring Agreement, and violation of the just compensation and due process provisions of the Fourteenth Amendment to the U.S. Constitution. In addition to declaratory and injunctive relief, defendants sought unspecified damages.
      On March 4, 2004, the Court of Chancery entered an order and judgment declaring that Hollinger Inc.’s purported amendments to the Company’s bylaws were invalid, that the CRC was and remained duly constituted, and that the SRP was valid. The Court of Chancery’s order also dismissed defendants’ breach of fiduciary duty, tortious interference, and Fourteenth Amendment counterclaims, and preliminarily enjoined the defendants from taking any action to consummate any transaction in violation of the provisions of the Restructuring Agreement, including the Hollinger Sale and any other breaches of the Restructuring Agreement by defendants.
      The Company subsequently moved for summary judgment on the remaining claims, and to make the injunctive relief permanent. On June 28, 2004, the Court of Chancery entered an order and final judgment, granting summary judgment to the Company on its breach of fiduciary duty and breach of contract claims and dismissing the defendants’ remaining counterclaims. The order and final judgment required payments by defendants to the Company totaling $29.8 million in respect of amounts to be reimbursed to the Company pursuant to the Restructuring Agreement, and extended the previously entered injunctive relief through October 31, 2004.
      On October 29, 2004, the Company, Hollinger Inc. and Black entered into an extension agreement (the “Extension Agreement”) to voluntarily extend the injunction until the earlier of January 31, 2005 or the date of the completion of a distribution by the Company to its stockholders of a portion of the proceeds of the Company’s sale of the Telegraph Group remaining as of October 26, 2004, net of taxes to be paid on the sale of the Telegraph Group and less amounts used to pay down the Company’s indebtedness, through one or more of a dividend, a self-tender offer, or some other mechanism. On October 30, 2004, the court issued an order extending the injunction as provided in, and incorporating the other terms of, the Extension Agreement.
      On July 16, 2004, defendants made the payments required under the order and final judgment but filed notices of appeal of the Court’s rulings to the Delaware Supreme Court. On April 19, 2005, the Delaware Supreme Court denied the appeals and affirmed the Court of Chancery’s rulings. The matter is now completed.
Hollinger Inc. v. Hollinger International Inc.
      On July 1, 2004, Hollinger Inc. and 504468 N.B. Inc. filed an action in the Court of Chancery for the State of Delaware alleging that the Company violated 8 Del. Code § 271 and engaged in inequitable conduct by not seeking stockholder approval of the proposed sale of the Telegraph Group. Plaintiffs sought preliminary injunctive relief to block the sale unless it was approved by the holders of a majority of the voting power of the Company’s common stock, and an award of costs and attorneys’ fees. The Court of Chancery denied Hollinger

Inc.’s motion in an opinion issued on July 29, 2004. That same day, plaintiffs moved before the Chancery Court and Delaware Supreme Court for leave to file an interlocutory appeal and an injunction pending appeal. Both courts denied the motions and the matter is completed.
Black v. Hollinger International Inc., filed on March 18, 2004
      On March 18, 2004, Black filed an action against the Company in the Court of Chancery of the State of Delaware seeking advancement of legal fees and expenses he purportedly incurred and continues to incur in connection with the SEC and Special Committee investigations and various litigation that he is involved in. On June 4, 2004, the parties entered a stipulation and final order resolving the matter (the “June 4, 2004 Stipulation and Final Order”). The Company agreed to pay half of Black’s legal fees in certain actions in which he is a defendant, pursuant to itemized invoices submitted with sworn affidavits and subject to his undertaking that he will repay the amounts advanced to him if and to the extent it is ultimately determined that he is not entitled to indemnification under the terms of the Company’s bylaws.
Black v. Hollinger International Inc., filed on April 5, 2004
      On April 5, 2004, Black filed an action against the Company in the U.S. District Court for the Northern District of Illinois alleging that the Company breached its obligations to Black under three stock option plans. The complaint sought: (i) specific performance or damages for the alleged breaches; (ii) damages for the Company’s alleged failure to issue to Black 145,000 and 1,218,750 shares of Class A Common Stock upon alleged exercises by Black of options on February 13, 2004 and April 2, 2004, respectively; and (iii) declaratory judgment that Black’s removal as Chairman of the Company and from the Telegraph Group did not constitute termination of employment under the 1997 Stock Option Plan, and that his options must be treated equally with those of other executive officers and directors of the Company. The total damages sought were (i) the highest value of 145,000 shares of Class A Common Stock after February 13, 2004, plus pre-judgment interest; and (ii) the highest value of 1,218,750 shares of Class A Common Stock after April 2, 2004, less the option exercise price, plus pre-judgment interest. On November 11, 2004, the Court dismissed the action without prejudice, granting Black leave to refile his claims as counterclaims in Hollinger International Inc. v. Hollinger Inc., et al. which is described in “— Litigation Involving Controlling Stockholder, Senior Management and Directors” above.
Black v. Hollinger International Inc., filed on May 13, 2005
      On May 13, 2005, Black filed an action against the Company in the Delaware Court of Chancery in regard to the advancement of fees and expenses in connection with his engagement of Williams & Connolly LLP to represent him in the investigations of Black by the U.S. Department of Justice and the SEC. In his initial complaint, Black sought payment of $6.8 million in legal fees allegedly already incurred, plus interest, and a declaration that he is entitled to advancement of 100% of Williams & Connolly’s legal fees going forward in connection with the two investigations, notwithstanding the June 4, 2004 Stipulation and Final Order in which the Company and Black agreed that the Company would advance only 50% of Black’s legal fees.
      In its response, filed on June 8, 2005, the Company brought counterclaims against Black for breach of contract in failing to repay money advanced to him in connection with Hollinger International Inc. v. Conrad Black, Hollinger Inc., and 504468 N.B. Inc. described above (the “Delaware Litigation”), and seeking a declaration that the Company is no longer obligated to advance fees to Black because he repudiated his undertaking to repay money advanced in connection with the Delaware Litigation and because of the court’s findings in the Delaware litigation that he breached his fiduciary and contractual duties to the Company. In the alternative, the Company sought a declaration that Black is entitled to advancement of only 50% of the Williams & Connolly LLP fees under the June 4, 2004 Stipulation and Final Order. The Company also filed a third-party claim against Hollinger Inc. seeking equitable contribution from Hollinger Inc. for fees that the Company has advanced to Black, Amiel Black, Radler, and Boultbee. Black filed an amended complaint on July 11, 2005. In addition to the relief sought in the initial complaint, the amended complaint seeks advancement of the fees of two other law firms — Baker Botts LLP and Schopf & Weiss LLP — totaling about $435,000. On July 21, 2005, Hollinger Inc. moved to dismiss the Company’s third-party claims.

Hollinger International Inc. v. Ravelston, RMI and Hollinger Inc.
      On February 10, 2004, the Company commenced an action in the Ontario Superior Court of Justice (Commercial List) against Ravelston, RMI and Hollinger Inc. This action claimed access to and possession of the Company’s books and records maintained at 10 Toronto Street, Toronto, Ontario, Canada. The parties negotiated and executed a Protocol dated March 25, 2004, providing for access and possession by the Company to the claimed records.
      On March 5, 2004, a statement of defense and counterclaim was issued by Ravelston and RMI against the Company and two of its subsidiaries, Publishing and HCPH Co. The counterclaim seeks damages in the amount of approximately $174.3 million for alleged breaches of the services agreements between the parties and for alleged unjust enrichment and tortious interference with economic relations by reason of those breaches. On March 10, 2004, Hollinger Inc. filed a statement of defense and counterclaim against the Company seeking Cdn.$300.0 million, claiming that by the Company’s refusal to pay its obligations under its services agreement with Ravelston, the Company intended to cause Ravelston to default in its obligations to Hollinger Inc. under a support agreement between Ravelston and Hollinger Inc., and intended to cause Hollinger Inc. to default on its obligations under its outstanding notes, with the resulting loss of its majority control of the Company.
      On May 6, 2004, Ravelston served a motion for an anti-suit injunction, seeking to restrain the Company from continuing the Illinois litigation (see “— Black v. Hollinger International Inc., filed on April 5, 2004” above) against it and from bringing any claims against Ravelston arising out of its management of the Company other than in Ontario. On May 28, 2004, the Company served a notice of cross-motion seeking a temporary stay of the Ravelston and Hollinger Inc. counterclaims pending final resolution of the proceedings in Illinois and Delaware. Ravelston’s motion and the Company’s cross-motion were heard on June 29-30, 2004 by the Ontario Superior Court of Justice. On August 11, 2004, the court denied Ravelston’s motion and granted the Company’s cross-motion. On August 18, 2004, Ravelston and Hollinger Inc. appealed to the Ontario Court of Appeal. On September 21, 2004, the Company served a motion on Hollinger Inc. and Ravelston, seeking to quash their appeals to the Ontario Court of Appeal for want of jurisdiction. On November 30, 2004, those appeals were quashed. Ravelston and Hollinger Inc. were required to deliver notices of motion in support of a motion for leave to appeal to the Divisional Court by December 30, 2004. Ravelston delivered such a notice of motion on December 20, 2004, but Hollinger Inc. did not deliver such a notice and, therefore, did not appeal the stay of its counterclaim. On February 28, 2005, the Divisional Court denied Ravelston’s December motion.
United States Securities and Exchange Commission v. Hollinger International Inc.
      On January 16, 2004, the Company consented to the entry of a partial final judgment and order of permanent injunction (the “Court Order”) against the Company in an action brought by the SEC in the U.S. District Court for the Northern District of Illinois. The Court Order enjoins the Company from violating provisions of the Exchange Act, including the requirements to file accurate annual reports on Form 10-K and quarterly reports on Form 10-Q and keep accurate books and records. The Court Order requires the Company to have the previously appointed Special Committee complete its investigation and to permit the Special Committee to take whatever actions it, in its sole discretion, thinks necessary to fulfill its mandate. The Court Order also provides for the automatic appointment of Breeden as a special monitor (“Special Monitor”) of the Company under certain circumstances, including the adoption of any resolution that discharges the Special Committee before it completes its work, diminishes or limits the powers of the Special Committee or narrows the scope of its investigations or review, or if any directors are removed prior to the end of their term, or there is a failure to nominate or re-elect any incumbent director (unless such director voluntarily decides not to seek nomination or re-election to the Board of Directors), or there is an election of any new person as a director unless such action is approved by 80% of the incumbent directors at the time of the election. On January 26, 2004, Hollinger Inc. filed a motion to vacate certain parts of the Court Order that limit its rights as stockholder. The Court denied Hollinger Inc.’s motion on May 17, 2004.

      The Company has received various subpoenas and requests from the SEC and other agencies seeking the production of documentation in connection with various investigations into the Company’s governance, management and operations. The Company is cooperating fully with these investigations and is complying with these requests.
United States Securities and Exchange Commission v. Conrad M. Black, et al.
      On November 15, 2004, the SEC filed an action in the United States District Court for the Northern District of Illinois against Black, Radler and Hollinger Inc. seeking injunctive, monetary and other equitable relief. In the action, the SEC alleges that the three defendants violated federal securities laws by engaging in a fraudulent and deceptive scheme to divert cash and assets from the Company and to conceal their self-dealing from the Company’s public stockholders from at least 1999 through at least 2003. The SEC also alleges that Black, Radler and Hollinger Inc. were liable for the Company’s violations of certain federal securities laws during at least this period.
      The SEC alleges that the scheme used by Black, Radler and Hollinger Inc. included: (i) the misuse of so-called “non-competition” payments to divert $85.0 million from the Company to defendants and others; (ii) the sale of certain publications owned by the Company at below-market prices to a privately-held company controlled by Black and Radler; (iii) the investment of $2.5 million of the Company’s funds in a venture capital fund with which Black and two other directors of the Company were affiliated; and (iv) Black’s approval of a press release by the Company in November 2003 in which Black allegedly misled the investing public about his intention to devote his time to an effort to sell Company assets for the benefit of all of the Company’s stockholders and not to undermine that process by engaging in transactions for the benefit of himself and Hollinger Inc. The SEC further alleges that Black and Radler misrepresented and omitted to state material facts regarding related party transactions to the Company’s Audit Committee and Board of Directors and in the Company’s SEC filings and at the Company’s stockholder meetings.
      The SEC’s complaint seeks: (i) disgorgement of ill-gotten gains by Black, Radler and Hollinger Inc. and unspecified civil penalties against each of them; (ii) an order enjoining Black and Radler from serving as an officer or director of any issuer required to file reports with the SEC; (iii) a voting trust upon the shares of the Company held directly or indirectly by Black and Hollinger Inc.; and (iv) an order enjoining Black, Radler and Hollinger Inc. from further violations of the federal securities laws.
      On March 10, 2005, the SEC filed an amended complaint that corrects several minor errors in the original complaint, extends the SEC’s claim of Section 14(a) violation to Hollinger Inc., and amends the relief sought to include a voting trust upon the shares of the Company that are controlled directly or indirectly by Black and Hollinger Inc. On September 14, 2005, the court granted a motion by the U.S. Attorney’s Office to stay discovery, other than document discovery, pending resolution of the government’s criminal case and investigation. It is not yet possible to determine the ultimate outcome of this action.
Federal Indictment of Ravelston and Former Company Officials
      On August 18, 2005, a federal grand jury in Chicago indicted Radler, the Company’s former President and Chief Operating Officer, Mark S. Kipnis (“Kipnis”), the Company’s former Vice-President, Corporate Counsel and Secretary, and Ravelston on federal fraud charges for allegedly diverting $32.2 million from the Company through a series of self-dealing transactions between 1999 and May 2001. The indictment, which includes five counts of mail fraud and two counts of wire fraud, alleges that the defendants illegally funneled payments disguised as “non-competition” fees to Radler, Hollinger Inc., and others, at the Company’s expense, and fraudulently mischaracterized bonus payments to certain Company executives as “non-competition” fees in order to defraud Canadian tax authorities. The transactions alleged in the indictment are among the transactions that form the basis for the Company’s civil claims against Radler, Ravelston, and others in the Special Committee Action. On August 24, 2005, Kipnis entered a not guilty plea. On September 20, 2005, Radler pleaded guilty to one count of fraud. Under a plea bargain, he agreed to cooperate with federal prosecutors, accept a prison sentence of two years and five months and pay a $250,000 fine.

      On November 17, 2005, the federal grand jury in Chicago returned an expanded indictment naming new defendants and adding additional fraud charges. The new defendants named in the expanded indictment are Black, as well as Boultbee and Atkinson. The new indictment alleges two new fraud schemes in addition to realleging the scheme in the initial indictment. The indictment alleges that, in the first new scheme, defendants fraudulently diverted an additional $51.8 million from the Company’s multibillion-dollar sale of assets to CanWest in 2000. In the second new scheme, the indictment alleges that Black fraudulently misused corporate perquisites, including causing the corporate jet to fly Black and his wife to the South Pacific on a personal vacation and to pay more than $40,000 for a birthday party for Black’s wife at a New York City restaurant. The indictment also alleges that Black, with Boultbee’s assistance, defrauded the Company of millions of dollars in connection with the Company’s renovation of a New York City apartment for Black and Black’s purchase from the Company of another apartment in the same building.
      On November 22, 2005, Ravelston entered a not guilty plea; on November 29, 2005, Kipnis entered a not guilty plea; on December 1, 2005, Black and Atkinson entered not guilty pleas; and on December 7, 2005, Boultbee entered a not guilty plea.
      On December 15, 2005, the grand jury returned another expanded indictment alleging four new charges against Black and one new charge against Boultbee. The additional charges against Black include one count each of racketeering, obstruction of justice, money laundering, and wire fraud. Boultbee is charged with an additional count of wire fraud. The new indictment also adds a claim for forfeiture that includes Black’s ownership interests in Ravelston and Hollinger Inc. On December 16, 2005, Black and Boultbee pleaded not guilty to the additional charges.
Receivership and CCAA Proceedings in Canada Involving the Ravelston Entities
      Hollinger Inc. reported that on April 20, 2005, Ravelston and RMI were placed in receivership by the Receivership Order and granted protection by a separate order pursuant to the CCAA Order. The court appointed RSM Richter Inc. as the Receiver to monitor all assets of Ravelston and RMI. On May 18, 2005, the court extended the orders to include Argus Corporation and five of its subsidiaries and provided that nothing in the Receivership Order or the CCAA Order should stay or prevent the Special Committee’s action in the United States District Court for the Northern District of Illinois, including as against Ravelston and RMI (see “— Litigation Involving Controlling Stockholder, Senior Management and Directors” above). According to public filings of Hollinger Inc., the Ravelston Entities own, directly or indirectly, or exercise control or direction over, Hollinger Inc.’s common shares representing approximately 78.3% of the issued and outstanding common stock of Hollinger Inc. Following the amendment of the Company’s SRP to designate the Receiver as an “exempt stockholder” (see “Certain Relationships and Related Transactions — Agreement with RSM Richter Inc.” below), the Receiver took possession and control over those shares on or around June 1, 2005. The Receiver stated that it took possession and control over those shares for the purposes of carrying out its responsibilities as court appointed officer. As a result of this action, a change of control of the Company may be deemed to have occurred.
      On June 20, 2005, Hollinger Inc. filed a motion with the Ontario Superior Court of Justice in the context of the CCAA proceedings respecting the Ravelston Entities for an order establishing a claims procedure in respect of such entities. Hollinger Inc. says that it filed its motion to identify claims against the Ravelston Entities, so that creditors of the Ravelston Entities may be in a position to review and consider all strategic alternatives and options to maximize recovery from the assets and property of the Ravelston Entities. On July 13, 2005, Hollinger Inc. filed a further motion with the Ontario Superior Court of Justice, in the receivership and CCAA proceedings respecting the Ravelston Entities, for an order that certain secured claims owing to Hollinger Inc. and one of its wholly owned subsidiaries be satisfied in full with common shares of Hollinger Inc. held by the Ravelston Entities. These motions originally scheduled to be heard by the court on July 19, 2005, have been adjourned to a date not yet fixed by the court.
      On July 19, 2005, the Ontario Superior Court of Justice ordered that the Receiver is to develop a claims process to be submitted to the court for approval by no later than August 31, 2005 and that the stay of proceeding in the CCAA proceeding is lifted for the limited purpose of permitting Hollinger Inc. to proceed with its application to the Ontario Securities Commission (“OSC”) to vary the cease trade order of the OSC to allow attachment and perfection of Hollinger Inc.’s security interest in the common shares of Hollinger Inc. held by the Ravelston Entities. The Receiver submitted a claims process to the Ontario Superior Court of Justice on August 31, 2005 which is subject to approval by the court.
      By a second order of the Ontario Superior Court of Justice on July 19, 2005, on motion by the Receiver, the court declared that any realization on the common shares of Hollinger Inc. held directly or indirectly by the Ravelston Entities, the ability of any holder of a security interest granted by the Receiver to realize upon such security interest and title to the common shares acquired from the Receiver or through a realization by a security holder, shall be free and clear of any and all forfeiture claims asserted by the United States Attorney under RICO. This order was made subject to a “comeback clause” permitting the United States Attorney to apply to vary or amend the order. The United States Attorney did not respond to the motion and the court was advised that the United States Attorney took the position that it was not bound by any order made by the Ontario Superior Court of Justice.
      By a third order of the Ontario Superior Court of Justice on August 25, 2005, on motion by the Receiver, the court authorized the Receiver to enter into a settlement of a dispute between the Receiver and CanWest Global Communications Corp. (“CanWest”) with respect to the termination of the management services agreement among Ravelston, CanWest and The National Post Company dated November 15, 2000. Immediately prior to the appointment of the Receiver, Ravelston gave notice that it would terminate the management services agreement, effective six months later. The following day, after the Receiver was appointed, CanWest terminated the management services agreement on the grounds that Ravelston had ceased carrying on business and had become insolvent. The dispute related to whether a termination fee was payable upon termination. The Receiver claimed that a termination fee of Cdn.$22.5 million was payable, plus an accrued fee of Cdn.$3.0 million for 2005 (one-half of the annual fee). CanWest claimed that no termination fee or accrued management fee was payable. The parties settled the dispute by agreeing that CanWest would pay a termination fee of Cdn.$11.25 million, plus Cdn.$1.5 million in respect of the 2005 annual fee, for a total payment of Cdn.$12.75 million. The court approved this settlement as being fair and reasonable.
      On August 31, 2005, as mentioned above, the Receiver served a motion seeking to establish a process for the assertion and resolution of claims against the Ravelston Entities. The purpose of the claims process is to determine the status and quantum of creditor claims for the purpose of a distribution to creditors from the estate of the Ravelston Entries.
      On September 12, 2005, the Ontario Superior Court of Justice made an order approving a claims process in relation to the Ravelston Entities. Pursuant to the Court’s order, except for excluded claims, claimants are required to file a proof of claim with the Receiver by December 15, 2005. The Receiver can thereafter accept a claim in whole or in part or reject the claim. The order contains procedures for the resolution of disputed claims. At the request of the Company, a clause was included in the order which provides that, in the event that the Receiver wishes to accept or settle a claim for an amount that equals or exceeds Cdn.$1.0 million, the Company is to receive notice of the claim and the Company has the right to refer the claim to the Ontario Superior Court of Justice for resolution. Pursuant to the Court’s order, the Special Committee Action is an excluded claim. The quantum of the Company’s claim against the Ravelston Entities as asserted in the Special Committee Action will be determined in that proceeding.
      On October 4, 2005, the Ontario Superior Court of Justice made an order upon application by the Receiver authorizing the Receiver, on behalf of Ravelston, to accept service of the federal indictment described in “— Federal Indictment of Ravelston and Former Company Officials” above, and to voluntarily appear and enter a plea of not guilty to the indictment. Black filed a notice of appeal to the Ontario Court of Appeal. The Receiver disputed Black’s entitlement to appeal the October 4, 2005 order, contending that Black required leave to appeal to the Ontario Court of Appeal. On October 18, 2005, a panel of the Ontario Court of Appeal heard argument on the Receiver’s motion to quash Black’s appeal and on Black’s cross-motion for leave to appeal if required.

      On November 10, 2005, a panel of the Ontario Court of Appeal quashed Black’s appeal of the October 4, 2005 order of the Ontario Superior Court of Justice which had allowed the Receiver, on behalf of Ravelston, to accept service and to voluntarily appear and enter a plea of not guilty in relation to the federal indictment. On November 16, 1005, Black served a motion to stay the Ontario Court of Appeal’s order quashing Black’s appeal, pending an application for leave to appeal to the Supreme Court of Canada. On November 21, 2005, Black served a notice of abandonment, abandoning his stay motion. Immediately after the stay motion was abandoned, the Receiver advised that it had instructed its U.S. criminal counsel to accept service of the federal indictment, and on November 22, 2005, Ravelston entered a not guilty plea.
      On November 21, 2005, the Ontario Superior Court of Justice entered an order that, among other things, permits the Receiver to use Cdn.$9.25 million from the settlement between the Receiver and CanWest in relation to the dispute over the termination of the management services agreement among Ravelston, CanWest and The National Post Company dated November 15, 2000, to fund the costs of the receivership in which the Company had a security interest. As part of the order, the Company was granted a replacement lien on Ravelston’s assets in the amount of Cdn.$9.25 million. This lien is subordinate to certain other liens on Ravelston’s assets, including liens in favor of the Receiver.
CanWest Arbitration
      On December 19, 2003, CanWest commenced notices of arbitration against the Company and others with respect to disputes arising from CanWest’s purchase of certain newspaper assets from the Company in 2000. CanWest and the Company have competing claims relating to this transaction. CanWest claims the Company and certain of its direct subsidiaries owe CanWest approximately Cdn.$84.0 million. The Company is contesting this claim, and has asserted a claim against CanWest in the aggregate amount of approximately Cdn.$80.5 million. The arbitration is in preliminary stages, and it is not yet possible to determine its ultimate outcome.
CanWest and The National Post Company v. Hollinger Inc., Hollinger International Inc., the Ravelston Corporation Limited and Ravelston Management Inc.
      On December 17, 2003, CanWest and The National Post Company brought an action in the Ontario Superior Court of Justice against the Company and others for approximately Cdn.$25.7 million plus interest in respect of issues arising from a letter agreement dated August 23, 2001 to transfer the Company’s remaining 50% interest in the National Post to CanWest. In August 2004, The National Post Company obtained an order for partial summary judgment ordering the Company to pay The National Post Company Cdn.$22.5 million plus costs and interest. On November 30, 2004, the Company settled the appeal of the partial summary judgment by paying The National Post Company the amount of Cdn.$26.5 million. This amount includes payment of the Cdn.$22.5 million in principal plus interest and related costs. The two remaining matters in this action consist of a claim for Cdn.$2.5 million for capital and operating requirements of The National Post Company and a claim for Cdn.$752,000 for newsprint rebates. This action has been discontinued and claims have been transferred to the arbitration described in “— CanWest Arbitration” above, on consent of the parties.
      RMI brought a third party claim in this action against HCPH Co. for indemnification from HCPH Co. in the event CanWest and The National Post Company were successful in their motion for partial summary judgment as against RMI in the main action. CanWest’s motion against RMI was unsuccessful and CanWest’s claim against RMI was dismissed on consent of the parties. RMI’s third party action against HCPH Co. remains outstanding. The Company is seeking a discontinuance of the third party claim and an acknowledgment and release from RMI that HCPH Co. and the Company are not liable on a promissory note issued in connection with the sale of NP Holdings Company.
Hollinger Inc. v. American Home Assurance Company and Chubb Insurance Company of Canada
      On March 4, 2005, Hollinger Inc. commenced an application in the Ontario Superior Court of Justice against American Home Assurance Company and Chubb Insurance Company of Canada. The relief being sought includes an injunction to restrain the insurers from paying out the limits of their respective policies (which collectively amounts to $50.0 million) to fund a settlement of the claims against the independent directors of the Company being advanced by Cardinal Value Equity Partners. Although the Company has not been named as a party in this application, the order being sought affects its interests and, for this reason, the Company has been participating in the proceeding thus far. On May 4, 2005, an order was made by the Ontario Superior Court of Justice that all parties wishing to seek relief in relation to various insurance policies issued to the Company, Hollinger Inc. and Ravelston for the year July 1, 2002 to July 1, 2003 must issue notices of application no later than May 13, 2005. On May 12, 2005, the Company filed an application with the Ontario Superior Court of Justice seeking declaratory orders regarding the obligations of certain insurers with whom the Company and its directors have coverage to fund the settlement of the Cardinal derivative action. On May 13, 2005, applications naming the Company as a respondent were issued in the Ontario Superior Court of Justice by: (i) American Home Assurance Company, (ii) Chubb Insurance Company of Canada, (iii) Temple Insurance Company, Continental Casualty Company, Lloyd’s Underwriters and AXA Corporate Solutions Assurance, and (iv) Hollinger Inc. seeking a variety of declaratory orders regarding the appropriateness of the insurers, or some of them, being authorized or required to fund the settlement of the derivative action. Four additional applications have been commenced by various additional parties claiming to have rights under the insurance policies in question but none of these applications names the Company as a respondent. No damages are being sought in any of these proceedings.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The following is a description of certain relationships and related party transactions since January 1, 2004. In August 2004, the Special Committee filed its report with the U.S. District Court for the Northern District of Illinois (the “Report”). The Report sets out the scope and results of its investigation into certain relationships and related party transactions involving certain former executive officers and certain current and former directors of the Company. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 have additional information about the Report. The following discussion does not purport to cover all relationships and related party transactions that the Special Committee investigated and reported upon, and only covers information relating to related party transactions entered into or certain relationships that existed in or after 2004. Certain amounts may differ from amounts used in the Report due to differences in exchange rates.
      As noted under “Legal Proceedings,” most of the findings of the Special Committee set forth in the Report are the subject of ongoing litigation and are being disputed by the former executive officers and certain of the current and former directors of the Company who are the subject of the Report.
Restructuring Agreement
      See “Legal Proceedings — Overview of Investigation of Certain Related Party Transactions” above with respect to the Restructuring Agreement.
Management Services Agreements
      See “Legal Proceedings — Overview of Investigation of Certain Related Party Transactions” above with respect to the management services agreements.
Loan to Subsidiary of Hollinger Inc.
      The Company extended a loan to a subsidiary of Hollinger Inc. on July 11, 2000 in the amount of $36.8 million. The loan was originally payable on demand but on March 10, 2003, the due date for repayment was extended to no earlier than March 1, 2011. On March 10, 2003, the Company calculated the principal amount and interest outstanding under this loan as $46.2 million. In conjunction with the closing of the offering of 11 7/8% Senior Secured Notes due 2011 by Hollinger Inc., Hollinger Inc. and the Company agreed to amend this loan as follows:

•	$25.8 million of the loan was repaid by the Hollinger Inc. subsidiary by application of amounts due to it with respect to the repurchase of shares of Class A Common Stock and redemption of shares of Series E Preferred Stock by the Company; and

•	The remaining indebtedness was subordinated in right of payment to the Hollinger Inc. 11 7/8% Senior Secured Notes and was to bear interest at a rate of 14.25% if paid in cash and 16.5% if paid in kind.
      The loan referred to above is guaranteed by Ravelston. See “Legal Proceedings — Receivership and CCAA Proceedings in Canada Involving the Ravelston Entities” above. The Company has sued Hollinger Inc. and Ravelston seeking to rescind the loan entirely and have it repaid in full. The Company claims that Black, Radler, Boultbee and Hollinger Inc. and its subsidiary made material misrepresentations to the Audit Committee in order to obtain its approval for the loan in July 2000 and, therefore, the Company is entitled to rescind the loan. The Company seeks repayment of the entire loan balance, properly calculated and without regard to the alleged unauthorized interest rate reduction. See “Legal Proceedings — Litigation Involving Controlling Stockholder, Senior Management and Directors” above.
NP Holdings Sale
      See “Legal Proceedings — CanWest and The National Post Company v. Hollinger Inc., Hollinger International Inc., The Ravelston Corporation Limited and Ravelston Management Inc.” and “— Litigation Involving Controlling Stockholder, Senior Management and Directors” above.
Special Committee Costs; Advancement of Legal Fees
      During 2004, the Company incurred expenses of $60.1 million in connection with the Company’s Special Committee investigation and related litigation. Included in the $60.1 million are legal fees and other professional fees related to the Special Committee investigation and related litigation and legal fees of approximately $18.0 million advanced by the Company on behalf of current and former directors and officers. In addition, from January 1 through September 30, 2005, the Company incurred approximately $12.3 million of legal fees on behalf of current and former directors and officers. Included in the costs related to, or arising from the Special Committee’s work, are the legal costs and other professional fees that the Company has incurred in the amount of $15.5 million for the year ended December 31, 2004. These legal and other professional fees are primarily comprised of costs to defend the Company in litigation that has arisen as a result of the issues the Special Committee has investigated, including costs to defend the counterclaims of Hollinger Inc. and Black in the Delaware litigation.
      The following legal fees have been advanced on behalf of directors and executive officers who served as such in fiscal year 2004: Black $5,835,000; Amiel Black $796,000; Burt $740,000; Colson $389,000; Kissinger $221,000; Meitar $102,000; and Perle $1,081,000.
Charitable Contributions
      In June 2001, the Company, through a non-profit organization of which it was a member, purchased the publication The National Interest, for $75,000. Black and members of the Company’s Board of Directors, Kissinger and Perle, are advisors to the publication. In each of 2003 and 2002, the Company contributed $100,000, and in 2001, the Company contributed $300,000, to the non-profit organization that owned The National Interest. In 2003, the Company entered into discussions to withdraw as a member of the non-profit organization and in October 2004, the Company, with a final contribution of $75,000, withdrew as a member.
Release and Settlement Agreement with Atkinson
      See “Legal Proceedings — Overview of Investigation of Certain Related Party Transactions”, “— Stockholder Derivative Litigation”, “— Litigation Involving Controlling Stockholder, Senior Management Direc-

tors” and “— Special Committee Costs; Advancement of Legal fees” above, and “Consulting Agreement with Atkinson” below.
Consulting Agreement with Atkinson
      The Company entered into consulting agreements with Atkinson under the terms of which Atkinson was engaged to assist the CEO of the Company with respect to the Company’s ongoing relationship with CanWest and to perform such other functions and tasks as assigned by the CEO of the Company from time to time. During the term of the first agreement, the Company agreed to pay Atkinson $30,000 per month for services rendered through February 28, 2005 and permit continued vesting during the term of the agreement of any unvested stock options previously granted to Atkinson by the Company that would have vested during such term but for Atkinson’s resignation from the Company on April 27, 2004. The Company also agreed to provide Atkinson with suitable office space and appropriate secretarial and administrative assistance at the Company’s expense and to reimburse him for reasonable travel and other expenses approved in advance by the Company during the term of the agreement. On February 23, 2005, the Company entered into a second consulting agreement with Atkinson effective from March 1, 2005 to September 30, 2005, which has now expired. The Company paid Atkinson an hourly rate of $350 and reimbursed him for reasonable travel and other expenses approved in advance by the Company.
Compromise Agreement with Colson
      On March 23, 2004, the Company, Telegraph Group Limited and Colson entered into a Compromise Agreement under the terms of which Colson has retired from his positions with the Company with immediate effect, except that he remained a member of the Board of Directors. Under the terms of the agreement, the Company has agreed to make a severance payment to Colson in the amount of approximately £120,000 (approximately $221,000 at an exchange rate of US$1.8400 to £1), less deductions for income tax and social security, and permit Colson to continue to participate in the Telegraph’s private health insurance, permanent health insurance and life assurance arrangement on the then current basis until the relevant renewal date.
      The agreement provides that Colson may exercise his vested options within 30 days of April 3, 2004, the effective date of termination of his employment with Telegraph Group Limited, excluding any period during which Colson is prohibited from exercising such options. Colson’s unvested options were forfeited on April 3, 2004.
      The Company has agreed to pay Colson £100,000 (approximately $184,000) in consideration for Colson’s agreement not to engage in any business anywhere which is in competition with the Company and in which Black has a material business interest for a period of six months after April 3, 2004. The terms of the Compromise Agreement do not prevent Colson from keeping his interest in Ravelston and Hollinger Inc. or from holding less than 5% of any class of publicly traded stock.
      Telegraph Group Limited has agreed to pay Colson’s reasonable legal fees in connection with entering into the Compromise Agreement up to a maximum of £10,000 plus value added tax. In addition, Colson remains eligible for advancement of legal fees pursuant to the terms of the Company’s bylaws. See “— Special Committee Costs; Advancement of Legal Fees” above. The Company and Telegraph have also agreed to maintain Colson’s coverage under their respective directors and officers liability insurance policies for six years.
Settlement Agreement with Certain Former and Current Independent Directors
      See “Legal Proceedings — Stockholder Derivative Litigation” and “— Hollinger Inc. v. American Home Assurance Company and Chubb Insurance Company of Canada” above.
Agreement with RSM Richter Inc.
      On May 12, 2005, the Company entered into an agreement with the Receiver, pursuant to which the Company agreed to amend the SRP and to permit the Receiver to take possession and control of Hollinger

Inc. shares owned by the Ravelston Entities without triggering the SRP. In the agreement, the Company also agreed not to oppose any relief which the Receiver may seek from certain cease trade orders imposed by the OSC affecting the Hollinger Inc. shares controlled by the Ravelston Entities in order to allow the Receiver to realize on a limited amount of Hollinger Inc. shares in order to fund the costs of the receivership. Under the agreement, the Receiver has agreed not to oppose any orders required to permit an action brought by the Company against Ravelston and RMI in the U.S. District Court for the Northern District of Illinois to continue.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has responsibility for appointing, setting fees and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, subject to de minimis exceptions for non-audit services that are approved by the Audit Committee prior to the completion of the audit.
      The Audit Committee engaged the firm KPMG LLP as the Company’s independent registered public accounting firm for fiscal years 2004 and 2003. The Audit Committee has engaged KPMG LLP for fiscal year 2005. Representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions asked by stockholders.
      On an ongoing basis, management defines and communicates specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if it approves the engagement of KPMG LLP. The categories of service that the Audit Committee pre-approves are as follows:
      Audit Services. Audit services include work performed in connection with the audit of the consolidated financial statements, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
      Audit Related Services. These services are for assurance and related services that are traditionally performed by the independent registered public accounting firm and that are reasonably related to the work performed in connection with the audit, including due diligence related to mergers and acquisitions, employee benefit plan audits and audits of subsidiaries and affiliates.
      Tax Services. These services are related to tax compliance, tax advice and tax planning. These services may be provided in relation to Company strategies as a whole or be transaction specific.
      Other Services. These services include all other permissible non-audit services provided by the independent registered public accounting firm and are pre-approved on an engagement-by-engagement basis.
      The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee. The chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for approval by the Audit Committee as a whole. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for 2004 and 2003, and fees billed for other services rendered by KPMG LLP during 2004 and 2003.

	2004	2003

Audit fees(1)	$4,565,098	$6,730,047
Audit related fees(2)	442,176	161,000

Total audit and audit related fees	5,007,274	6,891,047
Tax fees(3)	3,897,929	2,696,905
All other fees(4)	801,155	56,737

Total fees	$9,706,358	$9,644,689

(1)	Audit fees for 2004 and 2003 include fees for the annual audit, quarterly reviews, and statutory audits. The amount for 2004 represents a current estimate of overall fees, which have not yet been fully billed.

(2)	Audit related fees consist of fees for employee benefit plan audits, assistance with the CanWest arbitration, due diligence procedures performed and accounting advice with respect to dispositions.

(3)	Tax fees consist of fees for tax compliance, federal, state and international tax planning and transaction assistance.

(4)	All other fees consist principally of billings related to responding to subpoenas and performing certain investigations.
      No portion of the services described above was approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement provided by Section 2-01(c)(7)(i)(c) of Regulation S-X of the Exchange Act.
AUDIT COMMITTEE REPORT
      The Audit Committee is comprised of four members of the Board of Directors including the three members named below, each of whom satisfies the independence requirements of the NYSE rules currently in effect. O’Brien became a member of the Audit Committee after his appointment to the Board of Directors in August 2005, and after the Company’s audited financial statements for fiscal year 2004 to which this report relates were filed with the SEC. The composition of the Audit Committee is expected to change after the 2005 Annual Meeting of Stockholders. Thompson and Burt are not standing for re-election, and subsequent to the 2005 Annual Meeting of Stockholders, new members will be appointed in order for the Company to comply with all relevant rules, regulations and procedures governing Audit Committee composition. The Board of Directors has determined that Savage is an audit committee financial expert. The Audit Committee acts under a written charter, which may be viewed online on the Company’s website at www.hollingerintl.com under “Corporate Governance” in the “About the Company” section and is attached as Appendix B hereto.
      The primary purpose of the Audit Committee is to exercise oversight of:

•	the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the audit of the Company’s financial statements; and

•	the performance of the Company’s internal audit function and independent registered public accounting firm.
      In fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Annual Report”), the Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the preparation of the financial statements. Management represented to the Audit Committee that adequate procedures were undertaken to permit management to conclude that the Company’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles, and that they fairly present, in all material respects, the Company’s financial position, results of operations and cash flows for the periods presented.
      The Audit Committee also reviewed and discussed the Company’s audited financial statements for fiscal years 2004 and 2003 with KPMG LLP, the Company’s independent registered public accounting firm, which firm is responsible for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With

Audit Committees), as currently in effect, and such other matters as are required to be discussed under other applicable standards of the Public Company Accounting Oversight Board, the rules of the SEC and other applicable regulations. The Audit Committee has also received from KPMG LLP written confirmation that KPMG LLP is independent with respect to the Company under all relevant professional and regulatory standards.
      In addition, since the last Annual Meeting of Stockholders in 2003, the Audit Committee has been involved in the following activities that have had a material effect on the Company’s financial statements:

•	an investigation of related party transactions and other payments made to certain former executives of the Company and its controlling stockholder, Hollinger Inc., and other affiliates in connection with the sale of certain of the Company’s assets and other transactions;

•	the restatement of the Company’s consolidated financial statements for the years 1999 to 2003;

•	an internal review into practices that resulted in the overstatement of circulation figures for the Chicago Sun-Times;

•	the oversight of management’s completion of its evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting as of December 31, 2004; and

•	the oversight of additional procedures undertaken by management to allow them to conclude that reasonable assurance exists regarding the reliability of the Company’s financial reporting for purposes of the preparation of the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
      As a result of management’s evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting as required under the Sarbanes-Oxley Act of 2002, management determined that the Company’s disclosure controls and procedures and internal control over financial reporting were ineffective as of December 31, 2004 and that material weaknesses existed in the Company’s internal control over financial reporting as of that date. The Audit Committee is overseeing the Company’s efforts to address all identified deficiencies in the design and operation of the Company’s disclosure controls and procedures, remediate identified material weaknesses in internal control over financial reporting, and implement new controls to ensure a proper control environment at the Company. In this regard, the Audit Committee has authorized the retention of a third party consultant to perform an enterprise risk management audit of the Company, and to implement an enhanced internal audit function at the Company. In addition, management, under the oversight of the Audit Committee, is engaged in enhanced testing of policies and procedures designed to address the Company’s identified material weaknesses in internal control over financial reporting.

      Based on the activities of the Audit Committee referred to above and the reports and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC. The Company did not file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 until November 3, 2005, for the reasons discussed above under “Legal Proceedings” and “Certain Relationships and Related Transactions”. In addition, the Audit Committee engaged KPMG LLP as the independent registered public accounting firm for the Company for fiscal year 2005.
Audit Committee
of the Board of Directors
James R. Thompson, Chairman
Richard R. Burt
Graham W. Savage
OTHER MATTERS
      So far as the Board of Directors is aware, only the aforementioned matters will be acted upon at the meeting. If any other matters properly come before the meeting, the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting said proxy.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Under the federal securities laws, the directors and executive officers and any persons holding more than 10% of any equity security of the Company are required to report their initial ownership of any equity security and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this report any failure to file such reports by those dates during 2004. To the Company’s knowledge, except as disclosed in the following sentence, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, these filing requirements were satisfied during the 2004 fiscal year. Paris was granted 68,494 DSUs on January 14, 2004, which transaction was not reported on Form 4 on a timely basis as required by Section 16(a) of the Exchange Act.
STOCKHOLDER PROPOSALS
      In accordance with the Exchange Act, stockholder proposals intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company for inclusion in the 2006 Proxy Statement no later than August 29, 2006. However, if as the Company expects, the date of the 2006 Annual Meeting of Stockholders changes by more than 30 days from the anniversary date of the 2005 Annual Meeting of Stockholders, the Company will announce revised deadlines for the submission of stockholder proposals.
      For any stockholder proposal that is not submitted for inclusion in the 2006 Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at the 2006 Annual Meeting of Stockholders, SEC rules permit management to vote proxies in its discretion if the Company (a) receives notice of the proposal before the close of business on November 12, 2006 and advises stockholders in the 2006 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on November 12, 2006. These deadlines are also expected to be revised as noted above.
ANNUAL REPORT
      The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is not a part of the proxy soliciting material, has been mailed to the Company’s stockholders.

ACCESS TO PROXY MATERIALS, ANNUAL REPORT AND OTHER DOCUMENTS
      This Proxy Statement and the Company’s Annual Report may be viewed online at www.hollingerintl.com under “SEC Filings” in the “Investor Relations” section. Stockholders of record may elect to view future proxy statements and annual reports over the Internet rather than receiving paper copies in the mail and can thereby save the Company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. You can also choose electronic access by following the instructions that you will receive in connection with next year’s annual meeting. Stockholders who choose electronic access will receive an e-mail next year containing the Internet address to use to access the proxy statement and annual report. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.
      The Company has established Corporate Governance Guidelines, a Code of Business Conduct & Ethics, and “Whistleblower” Procedures. In addition, each of the Audit, Compensation, and Nominating & Governance Committees of the Board of Directors acts under a written charter. All of these documents may be viewed online on the Company’s website at www.hollingerintl.com under “Corporate Governance” in the “About the Company” section. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the Company’s headquarters.
MISCELLANEOUS
      Stockholders who wish to communicate with the Board of Directors or the non-management directors, individually or as a group, may do so by sending a detailed letter to:

Hollinger International Inc.
Office of the Secretary
712 Fifth Avenue
New York, NY 10019
Phone: 212-586-5666
      Alternatively, such letter may be sent to the Company’s outside counsel at Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, attention: Chairman of the Firm. Stockholders can also leave a message for a return call at 212-586-5666, or can submit a question online via the Company’s website at www.hollingerintl.com in the “Contact” section. Communications from stockholders will be forwarded directly to the non-management director to which such communication is addressed, if applicable, or if not addressed to a particular non-management director or non-management directors as a group, to the most appropriate committee chairperson, the Chairman of the Board or the full Board of Directors, unless, in any case, they are outside the scope of matters considered by the Board of Directors or duplicative of other communications previously forwarded to the Board of Directors. Communications to the Board of Directors, the non-management directors or to any individual director that relate to the Company’s accounting, internal accounting controls or auditing matters are referred to the chairman of the Audit Committee.

For the Board of Directors
James R. Van Horn
Vice President
General Counsel and Secretary
December 27, 2005
New York, New York

APPENDIX A
HOLLINGER INTERNATIONAL INC.
CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE
      A. The following relationships will be considered material relationships that would impair a Board member’s independence, absent a determination by the Board to the contrary:

•	a member of the Board or an immediate family member is a current partner of a firm that is Hollinger International’s internal or external auditor;

•	a member of the Board or an immediate family member is a partner of or of counsel to a law firm that performs substantial legal services to Hollinger International on a regular basis; and

•	a member of the Board or an immediate family member is a partner, officer or employee of an investment bank or consulting firm that performs substantial services to Hollinger International on a regular basis.
      B. The following commercial or charitable relationships shall not be considered material relationships that would impair a Board member’s independence:

•	a member of the Board or an immediate family member[1] is an executive officer of another company that does business with Hollinger International and the annual sales to, or purchases from, Hollinger International are less than one percent of the annual revenues of the company he or she serves as an executive officer;

•	a member of the Board or an immediate family member is an executive officer of another company which is indebted to Hollinger International, or to which Hollinger International is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer and such indebtedness is not past due; and

•	a member of the Board or an immediate family member serves as an officer, board member or trustee of a charitable organization, and Hollinger International’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts (Hollinger International’s automatic matching of employee charitable contributions will not be included in the amount of Hollinger International’s contributions for this purpose).
      C. Business relationships, other than those enumerated in (A) and (B) above, between Hollinger International and an entity for which the member of the Board or an immediate family member serves as an officer or general partner or of which the member of the Board or an immediate family member is the owner of more than five percent of the outstanding equity interests shall be evaluated by reference to the following criteria:

•	is the business arrangement usually and customarily offered to customers or suppliers by Hollinger International?

•	is the arrangement offered on substantially similar terms as those prevailing at the time for comparable transactions with other customers or suppliers under similar circumstances?

•	in the event that (i) a proposed arrangement were not made or (ii) an existing arrangement were terminated in the normal course of business, would that action reasonably be expected to have a material and adverse effect on the financial condition, results of operations, or business of the recipient?

     1 An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and father-in-law, sons and daughters-in- law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

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      For relationships not covered by the guidelines above, the determination of whether the relationship is material or not, and therefore whether the member of the Board would be independent or not, shall be made by the Board.
      If a member of the Board, who did not meet the categorical standards of immateriality set forth in (B) above or violated any of the standards set forth in (A) or (C) above, is determined by the Board to be independent, Hollinger International shall disclose specifically the basis on which the Board made such determination in accordance with the requirements of the NYSE.

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APPENDIX B
HOLLINGER INTERNATIONAL INC.
AUDIT COMMITTEE CHARTER
      A. Organization. The Audit Committee shall be comprised of a minimum of three (3) members of the Board of Directors (the “Board”) of Hollinger International, each of whom shall meet the independence and financial literacy requirements of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the New York Stock Exchange and any other regulatory requirements, subject to cure periods permitted by the New York Stock Exchange. At least one member of the Audit Committee must be an “audit committee financial expert” and have “accounting or related financial management expertise” under the requirements of the Exchange Act and the rules of the NYSE. Audit Committee members and the Chairman of the Audit Committee shall be designated by the full Board on the recommendation of the Nominating & Governance Committee. No Audit Committee member shall serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service will not impair the ability of such member to effectively serve on the Audit Committee. The duties and responsibilities of members of the Audit Committee are in addition to those duties set out for members of the full Board.
      B. Compensation. No member of the Audit Committee shall receive any compensation from Hollinger International other than compensation for service as a member of the Board, compensation for serving on the Audit Committee or any other committee of the Board and compensation under a retirement plan for prior services with Hollinger International (if such compensation is not contingent on continued service with Hollinger International).
      C. Statement of Policy. The primary purpose of the Audit Committee is to exercise oversight of (a) the accounting and financial reporting processes of Hollinger International, including the integrity of the financial statements and other financial information provided by Hollinger International to its shareholders, the public, any stock exchange and others, (b) Hollinger International’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, (d) the audit of Hollinger International’s financial statements and (e) the performance of Hollinger International’s internal audit function and independent auditors.
      Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees of Hollinger International and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that Hollinger International’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.
      In carrying out this statement of policy, the Audit Committee shall be guided by the following principles:

Principle 1: Monitoring the Other Component Parts of the Audit Process. The Audit Committee shall exercise oversight of the work of management and the independent auditors to endorse the processes and safeguards employed by each. In particular, the Audit Committee shall encourage procedures that promote accountability among these players, ensuring that management properly develops and adheres to a sound system of internal control and that the independent auditors, through their own review, assess management’s practices.

Principle 2: Independent Communication and Information Flow Between the Audit Committee and Independent Auditors. Only through open, regular, frank and confidential dialogue will the Audit Committee be in a position to utilize the knowledge of the independent auditors in assessing internal controls, management and the impact of each on the quality and reliability of the financial statements. In addition, the Audit Committee shall promote a culture that values objective and critical analysis of management. In this regard, the Audit Committee shall ensure that the independent auditors have provided the committee with the information that would be required to be disclosed under relevant rules and regulations.

Principle 3: Candid Discussions With Management and Independent Auditors Regarding Issues Implicating Judgment and Impacting Quality. The Audit Committee shall discuss with the independent auditors the auditor’s judgments about the quality, not only the acceptability, of Hollinger International’s accounting principles as applied in its financial reporting; the discussions shall include such issues as the clarity of Hollinger International’s financial disclosures and degree of aggressiveness or conservatism of Hollinger International’s accounting principles and underlying estimates and other significant decisions made by management in preparing the financial disclosure.

Principle 4: Diligent and Knowledgeable Audit Committee Membership. The Audit Committee shall carefully consider further qualifications for those who serve on the Audit Committee.

      D. Meetings. The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. The Chairman or any two members of the Audit Committee may call a meeting whenever deemed necessary.
      E. Responsibilities. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board members and shareholders that the corporate accounting and reporting practices of Hollinger International are in accordance with all requirements. In carrying out these responsibilities, the Audit Committee shall:
With respect to the independent auditors:
      1. Provide an open avenue of communication between the independent auditors and the Board.
      2. Have the sole authority and responsibility (a) to select, evaluate, compensate and, where appropriate, recommend replacement of the independent auditors and (b) for the oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit review or attestation services for Hollinger International.
      3. Have the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services to be provided by the independent auditors and (b) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act, and, in connection therewith, to approve all fees and other terms of engagement. The Audit Committee shall have the authority to delegate to one member of the Audit Committee the authority to pre-approve all such auditing and non-auditing services between meetings of the Audit Committee, subject to ratification by the Audit Committee of any such pre-approval at its subsequent scheduled meeting.
      4. At least annually, obtain and review an annual report from the independent auditor describing (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues, and (c) to assess the auditor’s independence, all relationships between the independent auditor and Hollinger International.
      5. On the basis of its review of the annual report of the independent auditors and the independent auditor’s work throughout the year, evaluate the qualifications, performance and independence of the auditor, including the lead audit partner. In making its evaluation, the Audit Committee should take into account the opinions of management and Hollinger International’s internal auditors.
      6. Obtain assurance from the independent auditor that the “lead partner,” the “concurring partner” and the other “audit partner” have been and will be rotated at least once every five years and each other audit partner has been and will be rotated at least once every seven years, in each case, in accordance with Section 10A of the Exchange Act and the rules promulgated thereunder.
      7. Present conclusions with respect to the independent auditor to the Board.
With respect to public reporting:
      8. Review with management and the independent auditor the financial statements to be included in Hollinger International’s annual reports on Form 10-K and quarterly reports on Form 10-Q (or other appropriate forms) to be filed with the SEC, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      9. Discuss with management the type of presentation and type of information to be included in Hollinger International’s earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies.
      10. Prepare the report required by the SEC to be included in Hollinger International’s annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or the requirements of the New York Stock Exchange.
With respect to internal audit function and internal controls:
      11. Review, based upon the recommendation of the independent auditor and the chief internal auditor, the scope and plan of the work to be done by the internal audit group and the responsibilities, budget and staffing needs of the internal audit group.
      12. Review and approve the appointment and replacement of Hollinger International’s chief internal auditor.
      13. Review on an annual basis the performance of the internal audit group.
      14. In consultation with the independent auditors and the internal audit group, review the adequacy of Hollinger International’s internal control structure and procedures designed to insure compliance with laws and regulations, and any special audit steps adopted in light of material control deficiencies.
      15. Review (a) the internal control report prepared by management, including management’s assessment of the effectiveness of Hollinger International’s internal control over financial reporting, as well as Hollinger International’s disclosure controls and procedures, with respect to each annual and quarterly report to be filed with the SEC, and (b) the independent auditors’ attestation, and report, on the assessment made by management.
      16. Review with management and the independent auditor any reports or disclosure submitted by management to the Audit Committee as contemplated by the Certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.
With respect to audits and accounting:
      17. Annually review and approve the proposed plan, scope, staffing and timing of each fiscal year’s internal and outside audit at the beginning of each new fiscal year.
      18. Review with management and the independent auditor at least annually, (a) critical accounting policies and practices, (b) significant accounting estimates, (c) significant off balance sheet financing arrangements and their effect on the financial statements, (d) significant valuation allowances and liability, restructuring and other reserves, (e) the effect of regulatory and accounting initiatives, and (f) the adequacy of financial reporting.
      19. After completion of the audit of the financial statements, review with management and the independent auditor the audit report and related management letter, as well as all significant questions (resolved or unresolved) that arose and all significant difficulties that were encountered during the audit.

      20. Review with the independent auditor the items as to which the independent auditor is required to report to the Audit Committee pursuant to Section 10A(k) of the Exchange Act and any rules promulgated thereunder, as in effect from time to time. These include (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management.
      21. Review with management and the independent auditor at least once annually correspondence with regulatory authorities and employee complaints or published reports that raise material issues regarding the financial statements or accounting policies.
With respect to risk assessment:
      22. Review and discuss with management Hollinger International’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including Hollinger International’s risk assessment and risk management guidelines and policies.
Communication:
      Meet periodically, but not less than annually, with management, the chief internal auditor and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or any of them believe should be discussed privately.
Corporate Governance:
      1. Review and evaluate its own performance annually.
      2. Review annually and update, as necessary, the committee’s charter.
      3. Establish procedures for (a) the receipt, retention and treatment of complaints received by Hollinger International regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of Hollinger International of concerns regarding the questionable accounting or auditing matters.
      4. Report regularly to the Board, in particular any issues that have arisen with respect to the quality or integrity of Hollinger International’s financial statements, Hollinger International’s compliance with legal or regulatory requirements, the performance and independence of Hollinger International’s independent auditors or the performance of the internal audit group.
Other:
      1. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.
      2. The Audit Committee will perform such other functions as assigned by law, Hollinger International’s charter or bylaws or the Board.
      F. Former Employees of the Independent Auditor. The Audit Committee shall be required to preapprove the hiring of any employee or former employee of the independent auditor who was a member of Hollinger International’s audit engagement team within the preceding two fiscal years. The Audit Committee shall not approve the hiring of any individual for a financial reporting oversight role if such person is or was an employee of the independent auditors and was a member of Hollinger International’s audit engagement team within the preceding two fiscal years unless (A) (i) such individual is to be employed for a limited period of time due to an emergency or unusual situation and (ii) the Audit Committee determines that the hiring of such individual is in the best interests of Hollinger International’s shareholders or (B) such individual becomes employed by Hollinger International as a result of a business combination and the Audit Committee was made aware of such individual’s prior relationship with Hollinger International as a member of its audit engagement team.
      G. Resources. The Audit Committee shall determine the extent of funding necessary for payment of (a) compensation of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Hollinger International, (b) compensation to any independent legal, accounting and other consultants retained to advise the Audit Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

HOLLINGER INTERNATIONAL INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

CONTROL NUMBER

The Board of Directors recommends a vote FOR all of the nominees.

1. Election of Directors
Nominees: **(01)** John F. Bard, **(02)** Cyrus F. Freidheim, Jr., **(03)** John M. O'Brien, **(04)** Gordon A. Paris, **(05)** Graham W. Savage, **(06)** Raymond G.H. Seitz, **(07)** Raymond S. Troubh

For All — Withhold All — For All Except

Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name on the space provided above.

2. OTHER BUSINESS. The proxies shall be authorized to vote, in their discretion, on any other business properly brought before the meeting and any adjournment or adjournments thereof.

Mark this box if you will attend the 2005 Annual Meeting of Stockholders ☐

Mark this box if you will not attend the 2005 Annual Meeting of Stockholders ☐

SIGNATURE(S) DATE

NOTE: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, trustee, etc. or an officer of a corporation, give full title as such. For joint accounts, please obtain both signatures.

▲ **FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL** ▲

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE IF YOU ARE VOTING BY MAIL.

HOLLINGER INTERNATIONAL INC.

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Control Number that appears in the box above on the upper right corner of this side of the proxy form must be used in order to vote by telephone or via the Internet.

The LaSalle Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until January 23, 2006, the day before the meeting.

Use a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. Have your Control Number (located in the upper right corner of this side of the proxy form) available when you call.

Accessing the World Wide Web site http://www.eproxyvote.com/hlr/ to vote via the Internet. Have your Control Number (located in the upper right corner of the proxy form) available when you access the web page.
Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

THANK YOU FOR VOTING YOUR SHARES
YOUR VOTE IS IMPORTANT!

Do Not Return this Proxy Card if you are Voting by Telephone or via the Internet.

7114—Hollinger International Inc.